UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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April 27, 2023

Dear Fellow Stockholder:

On behalf of the Board of Directors of Earthstone Energy, Inc. we are pleased to invite you to our 2023 Annual Meeting of Stockholders taking place on June 8, 2023 at 10:00 a.m. Central Daylight Time at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

2022 was truly a transformational year for our Company. While investing over $2 billion in accretive acquisitions during the year, we ended 2022 with a lower leverage ratio compared to the fourth quarter of 2021. Debt to fourth quarter 2022 annualized Adjusted EBITDAX(1) was 0.8x at year end. Production increased from 30,000 Boepd in the fourth quarter of 2021 to almost 105,000 Boepd in the fourth quarter of 2022. Adjusted EBITDAX(1) increased 347% year-over-year and was $1.1 billion for 2022. Free Cash Flow(1) for the year was $508.5 million, up 377% from 2021. The growth we have achieved in all aspects of our business during the past year could not have been accomplished without the exceptional dedication of our staff and the leadership of our Board. Although 2022 and early 2023 have seen significant commodity price volatility, we continue to manage our business with a focus on operational, technical and financial discipline. Our continued efforts to manage our cost structure is evidenced by our All-in Cash Costs(1) being the lowest amongst our SMID-Cap peers in the Permian at $16.09 per Boe for the year, almost $2 per Boe below our peers. Total Proved reserves and the corresponding PV-10(1) at strip prices at year-end 2022 are now 352 million Boe and $4.6 billion, respectively. Our dedication to growing per share value is reflected in the increase in total proved reserves increasing 289% from year-end 2020 to $21.28 per debt-adjusted share. Along with 2022 reserve growth, we have added to our inventory of high quality and high return future locations by acquiring over 500 gross operated locations in New Mexico’s Delaware Basin during the year.

With the success of 2022 in achieving meaningful scale, we have a clear focus on further value creation for shareholders. This commitment to value creation is demonstrated by our strong financial performance and balance sheet management. Our commitment to environmental stewardship benefits all stakeholders, including the communities and areas where we operate. We continue to drive down greenhouse gas emission intensity on our legacy assets and maintain our focus on minimizing flaring. Greenhouse gas emissions have been reduced 22% since 2019 on our legacy assets. We have the same commitment to environmental responsibility and improvements on the recently acquired assets as well. Again, our thanks go out to all our employees for their dedication to this transformational growth and our Board for their guidance.

Your vote is important and we encourage you to review the attached proxy statement and vote your shares in order to be represented at the Annual Meeting. On behalf of the Board of Directors of Earthstone, we thank you for your continued support of Earthstone.

Sincerely,

ROBERT J. ANDERSON President, Chief Executive Officer and Director

We encourage you to read our 2022 Annual Report on Form 10-K, which includes our financial statements as of and for the year ended December 31, 2022. Please also refer to the sections captioned “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our 2022 Annual Report on Form 10-K for a description of the substantial risks and uncertainties related to the forward-looking statements included herein.

(1)    See Annex A for reconciliations of these non-GAAP financial measures.

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 8, 2023

Time:	10:00 a.m. CDT

Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Matters to be voted on:	1.	To elect four Class II directors named in the proxy statement to our board of directors to serve for a term expiring in 2026 and until their successors are duly elected and qualified;

	2.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2023; and

	3.	To approve and adopt an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to provide for the exculpation of our officers.

We will also transact other business that may properly come before the Annual Meeting.

Stockholders of record at the close of business on April 13, 2023, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

By Order of the Board of Directors,

ROBERT W. HUNT, JR.
Corporate Secretary
April 27, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 8, 2023

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about April 27, 2023, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2022 Annual Report on Form 10-K are available at https://www.iproxydirect.com/ESTE.

TABLE OF CONTENTS

2023 PROXY STATEMENT SUMMARY	5
PROPOSAL 1 – ELECTION OF FOUR CLASS II DIRECTORS	6
PROPOSAL 2 – RATIFICATION OF AUDITORS PROPOSAL	9
PROPOSAL 3 – THE CHARTER AMENDMENT PROPOSAL	10
CORPORATE GOVERNANCE	12
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	28
COMPENSATION OF DIRECTORS	32
MANAGEMENT	34
COMPENSATION DISCUSSION AND ANALYSIS	36
COMPENSATION COMMITTEE REPORT	42
EXECUTIVE COMPENSATION	43
PAY RATIO DISCLOSURE	47
PAY VERSUS PERFORMANCE DISCLOSURE	47
INDEPENDENT PUBLIC ACCOUNTANTS	53
AUDIT COMMITTEE REPORT	54
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	56
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	60
ANNEX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	63
ANNEX B – CERTIFICATE OF AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	66
ANNEX C – FORM OF PROXY	68

2023 PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you.

Annual Meeting of Stockholders

●	Time:	10:00 a.m. Central Daylight Time

●	Date:	June 8, 2023

●	Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

●	Record date:	April 13, 2023

●	Voting:
Stockholders as of the record date are entitled to vote. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The Class A Common Stock and the Class B Common Stock vote together as one class.

Meeting Agenda

●	Election of four Class II directors for terms expiring in 2026
●	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for 2023
●	Approval and adoption of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to provide for the exculpation of our officers.

Proposal 1: Election of Four Class II Directors

We are asking stockholders to elect four Class II directors.

Proposal 2: Ratification of the Auditors

We are asking stockholders to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2023.

Proposal 3: Approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation

We are asking stockholders to approve and adopt an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to provide for the exculpation of our officers.

Recommendation of the Board of Directors

After careful consideration, our Board unanimously recommends that the stockholders vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Moss Adams as our independent registered public accounting firm for 2023, and “FOR” the approval and adoption of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to provide for the exculpation of our officers. For a more complete description of the proposals, please see proposals set forth in this document.

PROPOSAL 1 - ELECTION OF FOUR CLASS II DIRECTORS

The Company’s Board of Directors (the “Board”) is divided into three classes to allow for staggered three-year terms. The term of office of the Class II directors expires at this Annual Meeting and the election of their successors.

Our Board has nominated Frost W. Cochran, David S. Habachy, Brad A. Thielemann and Zachary G. Urban as the four Class II directors for election at this Annual Meeting to hold office until the 2026 annual meeting and the election of their successors. All of the nominees currently serve as directors. Each of the nominees has agreed to be named in this proxy statement and to serve if elected.

In the election of directors, each proxy will be voted for each of the Class II director nominees unless the proxy withholds authority to vote for any or all of the Class II director nominees.

We have no reason to believe that any of the Class II director nominees will be unable or unwilling for good cause to serve if elected. If any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class II directors.

Additional information regarding Messrs. Cochran, Habachy, Thielemann and Urban and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominees receiving the greatest number of votes for their election at the meeting are elected as directors, up to the maximum number of directors to be elected at the meeting. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class II directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Cochran, Habachy, Thielemann and Urban. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class II directors, your shares will constitute a broker non-vote and will not be voted for any of the Class II director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Election of Directors.”

The following provides summary information about each of our Class II director nominees:

FROST W. COCHRAN Age: 58 Director Since: April 2022	Mr. Cochran has served as a director since April 2022. Since 2006, he has been a Managing Director and founding partner of Post Oak Energy Capital, LP (“Post Oak”), a Houston based investor in oil & gas operating and minerals holding companies, and related midstream infrastructure and services companies. Prior to founding Post Oak in 2006, Mr. Cochran served from 2004 to 2006 as the President of the holding company of Belden & Blake, which held operating interests in oil and gas properties and related infrastructure in the Appalachian Basin. In 2002, he co-founded and served as President of Signal Hill Power, a merchant power owner operator in the Texas ERCOT market. Mr. Cochran served as a Managing Director of Torch Energy from 1998 until March 2002, Managing Director and Partner at Energy Asset Management LLC from 1996 through 1998, Vice President of Enron Development Corporation from 1993 until 1996, as Project Finance Manager at Destec Energy Inc., a subsidiary of The Dow Chemical Company, from 1991 until 1993 and with Kemper Securities Group from 1989 until 1991. Mr. Cochran serves on the boards of several Post Oak portfolio companies in the upstream, midstream and services sectors of the energy industry and is a member of Post Oak’s investment committee. Mr. Cochran is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. Mr. Cochran received an M.B.A. from the University of Texas at Austin and a B.B.A. from the University of Mississippi.
SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Cochran to the Board, determined that his extensive experience in investing in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. Also, based on his experience and as a Managing Director of Post Oak, Mr. Cochran is able to provide the Board with insights regarding financial matters and strategic planning.

DAVID S. HABACHY Age: 47 Director Since: 2021 Board Committees: ☑ Conflicts
Mr. Habachy has served as a director since January 2021. He was a Managing Director on the Energy team of Warburg Pincus from 2017 until July 2022.  Previously, Mr. Habachy served as Managing Director and member of the Investment Committee of the Kayne Anderson Energy Funds from August 2008 to July 2017. Additionally, Mr. Habachy served on numerous boards of oil and gas domestic and international exploration and production (“E&P”) companies during his tenure in private equity. Prior to entering into private equity in 2008, Mr. Habachy spent 10 years in asset management, operations and consulting in the upstream E&P business. He started his petroleum engineering career at Arco/Vastar in 1998. Mr. Habachy serves on the board of directors of Ring Energy, Inc., a company with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, Mr. Habachy currently serves on the Investment Committee Board for Memorial Hermann Health System. Mr. Habachy holds a B.S. degree in Chemical Engineering and an MBA degree with George Kozmetsky highest honors distinction from the University of Texas at Austin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Habachy to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private and public oil and gas E&P companies provides significant contributions to the Board. As a former managing director at Warburg Pincus LLC, Mr. Habachy is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

BRAD A. THIELEMANN Age: 46 Director Since: 2014
Mr. Thielemann has served as a director since December 2014. Mr. Thielemann served as a member of our Compensation Committee from August 2017 to May 2021. He is a Partner at EnCap Investments L.P. (“EnCap”). Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. degree from Duke University and a B.A. degree in Business Administration from the University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, previously served on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Thielemann to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas E&P companies provides significant contributions to the Board. As a partner at EnCap, Mr. Thielemann is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

ZACHARY G. URBAN Age: 45 Director Since: 2014 Board Committees: ☑ Audit ☑ Compensation ☑ Nominating
Mr. Urban has served as a director since December 2014. Since August 2019, Mr. Urban has served as Principal at RHV Capital, an investment company that invests in privately held operating businesses. From January 2014 to July 2019, Mr. Urban served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban was responsible for a broad spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honors.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Urban to the Board, determined that his extensive investment experience across diverse industries provides significant contributions to the Board. In addition, his prior experience as an investment banker will enable Mr. Urban to provide the Board with insight and advice on a full range of general business and financial matters.

In light of the individual skills and qualifications of each of our Class II director nominees, our Board has concluded that each of our Class II director nominees should be elected to our Board.
Our Board unanimously recommends that stockholders vote FOR each of our Class II director nominees.

PROPOSAL 2 – RATIFICATION OF AUDITORS PROPOSAL

General

The Audit Committee of the Board has selected Moss Adams LLP (“Moss Adams”) as the independent registered public accounting firm of the Company for 2023. Moss Adams has audited the Company’s consolidated financial statements since 2018. The audit of the Company’s 2022 consolidated financial statements and the effectiveness of internal control over financial reporting was completed on March 8, 2023.

The Board is submitting the selection of Moss Adams for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Moss Adams, the Audit Committee may reconsider the selection of that firm as the Company’s auditors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of Moss Adams does not limit the authority of the Audit Committee to change auditors at any time.

For further information and discussion, see “Independent Public Accountants” in this proxy statement.

The Company does not anticipate that representatives of Moss Adams will be present at the Annual Meeting; however, if they are present, Moss Adams may respond to appropriate questions and make such statements as they may desire.

Approval by the Stockholders of the Proposal

The affirmative vote of the holders of a majority in voting power of the shares of Class A Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal will be required for approval; provided that a quorum is present. Abstentions will have no effect on the proposal. We do not expect any broker non-votes on the proposal.

Our Board unanimously recommends that stockholders vote FOR ratification of the appointment of Moss Adams as the Company’s independent registered public accounting firm for 2023 (Proposal 2).

PROPOSAL 3 – THE CHARTER AMENDMENT PROPOSAL

General Information

Our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) currently includes an exculpation provision for directors in Article 7, as allowed under Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). Section 102(b)(7) was recently amended to allow a certificate of incorporation to include an exculpation provision eliminating or limiting the personal liability of an officer to the corporation or its stockholders for monetary damages for breach of the officer’s duty of care, subject to limitations described below. The Nominating Committee recommended to the Board an amendment to the Certificate of Incorporation (the “Charter Amendment”) to provide such an exculpation for officers, and, based on this recommendation, the Board determined that it is in the best interests of the Company and our shareholders to amend our Certificate of Incorporation to replace Article 7 with the following (substantive changes as compared to the current Article 7 are underlined):

ARTICLE 7
LIABILITY OF DIRECTORS AND OFFICERS

7.1 General. To the fullest extent permitted by Section 102(b)(7) of the DGCL, the personal liability of a director or officer to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Company is eliminated, provided that such provision shall not limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

7.2 Amendment. No amendment, modification or repeal of this Article 7, nor the adoption of any provision of the Company’s Third Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.

A complete copy of the proposed Charter Amendment is attached to this proxy statement as Annex B.

Reasons for the Amendment to the Company’s Certificate of Incorporation

The Charter Amendment would expand the existing director exculpation provision in our Certificate of Incorporation, as provided for under the DGCL, to also apply to officers. The Board strongly believes that the Company’s officers should be held to the highest standards when carrying out their duties to the Company and our shareholders. Nevertheless, the potential for officers to have personal liability for decisions made or actions taken on behalf of the Company, including for unintentional mistakes, could adversely impact the ability of our officers to make decisions that are most appropriate for the Company and thereby maintain these high standards.

Such concerns may also limit the pool of qualified individuals willing to serve as officers of the Company, especially as our peers and others with whom we compete for talent adopt similar exculpation provisions. Further, the potential for personal liability can increase the costs incurred by the Company to procure liability insurance for claims against our officers. By amending the current exculpation provision in our Certificate of Incorporation to also provide exculpation for officers, these concerns and costs may be reduced.

Additionally, more closely aligning the exculpation of directors and officers will remove a discrepancy in the treatment of directors in breach of duty claims that is not currently afforded to our officers. Given the potential benefits anticipated to accrue to the Company, including the associated benefits to our shareholders, and the limited types of claims that would be exculpated, the Board views this as a rational limit on officer liability and recommends that shareholders approve and adopt the Charter Amendment.

Effect of the Charter Amendment

Under the DGCL, only the following categories of officers would be entitled to exculpation: (i) the chief executive officer, president, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated officers of the Company; and (iii) an individual who, by written agreement with the Company, has consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute.

If implemented, this provision would exculpate such officers from liability for breach of the duty of care in any direct claim. This provision would not, however, exculpate such officers from liability for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Additionally, this provision would not exculpate such officers from liability for claims brought by or in the right of the Company, such as derivative claims. Therefore, even if the Charter Amendment is adopted, our officers will remain liable to the Company for a breach of their fiduciary duties as provided for under the DGCL.

If the proposed Charter Amendment is approved and adopted by our stockholders, our Board will amend our Certificate of Incorporation to reflect the revisions set forth above, and we will file a Certificate of Amendment to the Certificate of Incorporation setting forth the amendment with the Secretary of State of the State of Delaware shortly after the Annual Meeting. Such amendment will be effective upon filing. See “Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc.” attached hereto as Annex B to this proxy statement. If the Charter Amendment is not approved at the Annual Meeting, our directors will continue to be exculpated from liability under the existing director exculpation provision in Article 7 of the Certificate of Incorporation.

No Appraisal Rights

Stockholders are not entitled to appraisal rights with respect to the proposal.

Approval by the Stockholders of the Proposal

Approval and adoption of the Charter Amendment to our Certificate of Incorporation requires the affirmative vote of the holders of 66-2/3% of the issued and outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class. Both broker non-votes and abstentions will have the effect of a vote AGAINST the Charter Amendment to our Certificate of Incorporation

Our Board unanimously recommends that stockholders vote FOR the approval and adoption of the Charter Amendment (Proposal 3).

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office. Messrs. Lodzinski, Singleton and Swanson serve as Class I directors. Messrs. Cochran, Habachy, Thielemann and Urban serve as Class II directors, and Messrs. Anderson, Joliat, Kramer and Zorich serve as Class III directors.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews the Company’s policies and business strategies, and advises and counsels the executive officers who manage the Company.

The full text of the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee, our Corporate Governance Guidelines, Covered Transactions Policy and our Code of Business Conduct and Ethics (“Code of Ethics”) can be found at www.earthstoneenergy.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Our Board of Directors

Our business and affairs are managed under the direction of our Board. Our Certificate of Incorporation specifies that we shall not have less than three nor more than eleven directors. Currently, our Board has eleven members. Under our Certificate of Incorporation, each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office to allow for staggered three-year terms.

As discussed more fully above under “Proposal 1—Election of Four Class II Directors,” Messrs. Cochran, Habachy, Thielemann and Urban have been nominated for re-election at this Annual Meeting because of the expiration of the term of their class, Class II, on our classified board.

Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Name	Class (1)	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit Committee Membership	Compensation Committee Membership	Nominating Committee Membership	Conflicts Committee Membership
Frank A. Lodzinski	I	73	2014	Executive Chairman	Leadership, Industry Expertise, Operations and Experience

Ray Singleton	I	72	2014	Director	Industry Expertise, Operations and Experience	X			X	X

Douglas E. Swanson, Jr.	I	51	2022	Director	Finance and Industry Expertise

Frost W. Cochran	II	58	2022	Director	Finance and Industry Expertise	X

David S. Habachy	II	47	2021	Director	Finance and Industry Expertise	X				X

Brad A. Thielemann	II	46	2014	Director	Finance and Industry Expertise

Zachary G. Urban	II	45	2014	Director	Accounting and Finance	X	X	X	X

Robert J. Anderson	III	61	2021	Director, President and Chief Executive Officer	Leadership, Industry Expertise, Acquisitions, Operations and Experience

Jay F. Joliat	III	66	2014	Director	Finance, Industry Expertise and Experience	X	X	X		X

Phillip D. Kramer	III	67	2016	Director	Accounting, Finance and Experience	X	X	X	X

Robert L. Zorich	III	73	2014	Director	Finance, Industry Expertise and Experience
(1)    Class III directors serve until our annual meeting in 2024 and Class I directors serve until our annual meeting in 2025.

For Class II Director Nominees for Election at the Annual Meeting, see Proposal 1 above.

Continuing Class III Directors Whose Terms Expire in 2024

ROBERT J. ANDERSON Age: 61 Director Since: 2021
Mr. Anderson has served as a director since July 2021. He has served as our President and Chief Executive Officer since April 2020, having previously served as President since April 2018. From December 2014 through April 2018, he served as our Executive Vice President, Corporate Development and Engineering. Previously, he served in a similar capacity with Oak Valley Resources LLC (“Oak Valley”) from March 2013 until the closing of its strategic combination with the Company in December 2014. Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón Resources Corporation (“Halcón”). Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer - Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. Prior to March 2004, he was employed in technical and supervisory roles with Anadarko Petroleum Corporation, major oil companies including ARCO International/Vastar Resources, and independent oil companies, including Hugoton Energy, Hunt Oil and Pacific Enterprises Oil Company. His professional experience of over 30 years includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. Mr. Anderson has previously served on the board of a private E&P company with operations in Texas and Louisiana. He is currently an At-Large Director of the Independent Petroleum Association of America (IPAA). Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA degree from the University of Denver.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Anderson to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, technical expertise, our structure, our operations, and expertise in acquisitions, provide the Board with company-specific experience and expertise.

JAY F. JOLIAT Age: 66 Director Since: 2014 Board Committees: ☑ Audit ☑ Compensation ☑ Conflicts
Mr. Joliat has served as a director since December 2014. For more than the past 35 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and apartment real estate, residential home building, restaurant ownership and management. He has had direct and extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices or procedures, and for over 30 years, oil and gas E&P in particular. He has been the CEO and CIO of Joliat & Company, Inc. since October 1988. He has been the CEO of Joliat Ventures, LLC since January 1998. Since January 1981, Mr. Joliat has served as Treasurer of Beefcarver Restaurants, Inc., and has been its CEO since 1989. He formed and managed his own registered investment management company early in his career after having held VP and/or SVP positions at E.F. Hutton, Dean Witter Reynolds, and LPL Financial. He holds a Bachelor’s Degree in Management and Finance from Oakland University (1982) and became a Certified Investment Management Analyst (CIMA) in 1983 after completing the requisite IMCA curriculum from the Wharton School of Business at the University of Pennsylvania. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in August 2012.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Joliat to the Board, determined that his business experience in management and investments, as well as previously serving on the boards of directors of SEC-reporting companies, brings a unique perspective as an outside investor in oil and gas entities. His management skills, understanding of public and private capital markets, and financial acumen provide the Board with a valuable resource for planning corporate strategy.

PHILLIP D. KRAMER Age: 67 Director Since: 2016 Board Committees: ☑ Audit ☑ Compensation ☑ Nominating
Mr. Kramer has served as a director since October 2016. He served as Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas, from November 2008 until February 2017. He also served as Executive Vice President and Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014. Mr. Kramer served on the board of directors of Oasis Midstream Partners since its initial public offering in September 2017 through February 2022. He graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant. He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Kramer to the Board, determined that his management experience, understanding of public and private capital markets, and financial background provide the Board with a valuable resource for planning corporate strategy.

ROBERT L. ZORICH Age: 73 Director Since: 2014
Mr. Zorich has served as a director since December 2014. Mr. Zorich is a Partner and co-founder of EnCap. He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988. EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, a large, privately held pension fund manager. Prior to that, Mr. Zorich co-founded MAZE Exploration, Inc., an oil and gas exploration and development company. During the first seven years of Mr. Zorich’s career, he was employed by Republic Bank as a Vice President and Division Manager in the Energy Department. Mr. Zorich received his B.A. degree in Economics from the University of California at Santa Barbara in 1971. He also received a Master’s degree in International Management (with distinction) in 1974 from the American Graduate School of International Management in Phoenix. Mr. Zorich serves on the board of directors of several EnCap portfolio companies. He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich also serves on the board of several Houston charities including The Wo Hope and Healing Center and is an emeritus member of Memorial Assistant Ministries.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Zorich to the Board, determined that his significant experience with financing, forming, and guiding numerous oil and gas companies while serving as a co-founder and managing partner of EnCap provides significant contributions to the Board. His insights and relationships have proven valuable towards guiding corporate strategies and pursuing growth opportunities.

Continuing Class I Directors Whose Terms Expire in 2025

FRANK A. LODZINSKI Executive Chairman Age: 73 Director Since: 2014
Mr. Lodzinski has over 48 years of oil and gas industry experience and served as our Chairman since December 2014 and as Executive Chairman since April 1, 2020. He served as our Chief Executive Officer from December 2014 through March 2020. He also served as our President from December 2014 through April 2018. Previously, he served as President and Chief Executive Officer of Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley. From 1984 to 2004, he formed, acquired and/or managed several entities that were ultimately sold or merged into larger companies or were otherwise monetized for the benefit of shareholders. In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC (“Southern Bay”) and served as its President. Through an affiliated limited partnership, Southern Bay acquired oil and gas assets. The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski served as a director and member of various board committees of Yuma Energy, Inc. (“Yuma”) from September 2014 to October 2020. Yuma, together with its subsidiaries, filed voluntary Chapter 11 petitions for relief under the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas on April 15, 2020 and on October 19, 2020 the cases were converted to a Chapter 7 liquidation. In connection therewith, Mr. Lodzinski resigned from Yuma’s board of directors. Mr. Lodzinski holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Lodzinski to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, our structure, and our operations, provide the Board with company-specific experience and expertise.

RAY (GUERRA) SINGLETON Age: 72 Director Since: 2014 Board Committee: ☑ Nominating ☑ Conflicts
Mr. Singleton has been one of our directors since July 1989. From December 2014 through June 2018, he served as our Executive Vice President - Northern Region. Previously, he served as our President and Chief Executive Officer from March 1993 until the closing of our strategic combination with Oak Valley in December 2014. Mr. Singleton joined us in 1988 as a Production Manager/Petroleum Engineer. From 1983 until 1988, he owned and operated an engineering consulting firm serving the needs of 40 small oil and gas clients. During this period, he was engaged by Earthstone on various projects in south Texas and the Rocky Mountain region. Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer. He was subsequently employed by Champlin Petroleum as a drilling, completion, and production engineer from 1980 to 1983. Mr. Singleton is a petroleum engineer with over 40 years of experience in the oil and gas industry. His professional experience includes acquisition evaluation and economics, along with drilling, completion and production engineering in both Texas and the Rocky Mountain region. In addition, he possesses over 25 years of C-suite experience. Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973 and received an MBA degree from Colorado State University’s Executive MBA Program in 1992. He is a member of the Society of Petroleum Engineers and is recognized by the National Association of Corporate Directors ("NACD") as a Board Leadership Fellow. He is NACD Directorship Certified and has recently received the CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University. Mr. Singleton is of Hispanic origin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing Mr. Singleton’s qualifications to serve on the Board, considered, among other things, his experience and expertise in the oil and gas industry, including the operating, management or executive positions he has held with the Company and other oil and gas companies, and his extensive knowledge of the Company’s business, all of which has proven to be beneficial to us. Additionally, Mr. Singleton is NACD Directorship Certified and received the CERT Certificate in Cyber-Risk Oversight providing us with knowledge of best practices in corporate governance.

DOUGLAS E. SWANSON, JR. Age: 51 Director Since: 2022
Mr. Swanson has served as a director since April 2022, and he previously served as a director of Earthstone from December 2014 to June 2020. He is a Managing Partner at EnCap and serves on the firm’s upstream investment and management committees. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. He has served or is currently serving on the Boards of Houston Methodist Hospital, Small Steps Nurturing Center, the University of Texas Private Equity Center, the McCombs MBA Advisory Board and the Kinkaid School. Mr. Swanson holds a B.A. degree in Economics and an M.B.A. degree, both from the University of Texas at Austin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Swanson to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas companies provides significant contributions to the Board. As a managing partner at EnCap, Mr. Swanson is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Director Attendance

During 2022, all of the Company's directors attended at least 75 percent of all meetings of the Board and committees of which the director was a member. During 2022, the Board held five meetings. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage their attendance. In 2022, five directors attended our annual meeting of stockholders.

Director Independence

The current Board consists of eleven directors. In April 2023, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Cochran, Habachy, Joliat, Kramer, Singleton, and Urban) were “independent” as that term is defined in the rules of the NYSE. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, could interfere with the exercise of independent judgment in carrying out their responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Lodzinski is not independent because he served as the Chief Executive Officer of the Company through April 1, 2020 and, from that date, has served as its Executive Chairman. Mr. Anderson is not independent since he currently serves as President and Chief Executive Officer of the Company. The Board determined that Mr. Zorich is not independent because he is a partner of EnCap, and thus, may be deemed to beneficially own our Class A Common Stock and Class B Common Stock that is beneficially owned by EnCap (approximately 39.9% of the outstanding Class A Common Stock on a fully-diluted as-converted basis). The Board determined that Mr. Swanson is not independent because he is a managing partner of EnCap, and thus, may be deemed to beneficially own our Class A Common Stock and Class B Common Stock that is beneficially owned by EnCap (approximately 39.9% of the outstanding Class A Common Stock on a fully-diluted as-converted basis). The Board determined that Mr. Thielemann is not independent as a result of his roles at EnCap. See “Security Ownership of Management and Certain Beneficial Owners.”

The Board has determined that all of the members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Conflicts Committee are independent pursuant to the independence standards for the applicable committee set forth in the rules of the NYSE.

Board of Directors Diversity

The Board does not have a formal diversity policy. The Board considers candidates that will make the Board, as a whole, reflective of a range of talents, skills, diversity and expertise. We are striving to incrementally diversify our Board so that we can further benefit from a variety of backgrounds and perspectives. In January 2021, Mr. Habachy joined our Board. He has extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies, and his appointment further increases our ethnic diversity as he is the first American born in his family as his parents immigrated to the U.S. from Egypt. Mr. Singleton also enhances the Board’s ethnic diversity. Mr. Singleton identifies as Hispanic in that his mother, and both his maternal grandfather and grandmother, are Hispanic.

Stockholder-Recommended Director Candidates

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Nominating Committee takes into account many factors, including a general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.

Although the Nominating Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.

In accordance with our Amended and Restated Bylaws, as amended (“Bylaws”), stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Board, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Earthstone Energy, Inc., Attention: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Director Nomination Recommendation.”

The notice must contain the following information as to each proposed nominee:

•    name, age, business address and residence address of the nominee;
•    principal occupation or employment of the nominee;
•    class or series and number of shares of our capital stock that are owned beneficially or of record by the nominee; and
•    any other information relating to the nominee that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

The notice must also contain the following information as to the stockholder giving the notice:

•    name and record address of such stockholder;
•    class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;
•    all other ownership interests of such stockholder relating to us, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests;
•    a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•    a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice; and
•    any other information relating to such stockholder that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In addition to the foregoing requirements, such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Each proposed nominee will be required to complete a questionnaire, in a form to be provided by us, to be submitted with the stockholder’s notice. We may also require any proposed nominee to furnish such other information as we may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Board Leadership

Our Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. In April 2020, Mr. Anderson became Chief Executive Officer (in addition to serving as President) and Mr. Lodzinski became the Executive Chairman of the Board. The Board believes that this leadership structure, which separates the Chairman and the Chief Executive Officer roles, is appropriate at this time in light of our operating environment. As Executive Chairman, Mr. Lodzinski remains involved in key matters, such as corporate strategy and major transactions, and continues to advise the Board and the executive management team. In Mr. Lodzinski’s role and given that he is the director most familiar with our business and operations (other than Mr. Anderson) and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy, the Board believes that Mr. Lodzinski continues to be best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. In this role, the Board believes that Mr. Lodzinski is able to foster clear accountability and effective decision making, strengthen the communication between the Board and management and provide a clear roadmap for stockholder communications. Further, as the individual that managed the day-to-day operations (through April 1, 2020) and has detailed knowledge of our current operations and activities, Mr. Lodzinski is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Executive Sessions

Our Corporate Governance Guidelines provide that the non-management directors will have regularly scheduled meetings in executive sessions without management participation. In the event that the non-management directors include directors who are not independent, then at least once a year, we will have an executive session including only independent directors. Since the Chairman of the Board is not independent, the Board recommends an independent director to preside at these meetings.

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Anderson and certain executive officers on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. Cybersecurity plays an integral role in our risk management strategy, and cybersecurity preparedness continues to be an area of increasing focus for our Board, the Audit Committee and our management team. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the Board’s organization, membership and structure and corporate governance, and our ESG matters. In the event a Committee receives a report from a member of management regarding areas of risk, the Chairperson of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including the Committee Chairs, by using the following address:

Earthstone Energy, Inc.
Board of Directors
c/o Robert W. Hunt, Jr., Corporate Secretary
1400 Woodloch Drive, Suite 300
The Woodlands, Texas 77380

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Evaluations

The Nominating Committee leads the performance review of the Board and its committees. The self-evaluation process seeks to obtain each director’s assessment of the effectiveness of the Board, the committees and their leadership, Board and committee composition, and Board and management dynamics. In 2022, the Board conducted an evaluation process in which each director completed a survey about the Board and the committees on which the director served. The survey results were collected and summarized by outside counsel, and the summarized results were provided to the Board for its evaluation.

Board Committees

To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee, a Compensation Committee, a Nominating Committee and a Conflicts Committee as the functions of each are described below. Each member of the Audit Committee, Compensation Committee, Nominating Committee and Conflicts Committee has been determined by the Board to be “independent” for purposes of the rules of the NYSE and the rules of the SEC, including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that Messrs. Kramer, Joliat and Urban are each a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

Audit Committee

The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance, including approval of the Code of Ethics and certain related party transactions. Among other things, the Audit Committee appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; oversees compliance with the Company’s policies for conducting business, including ethical business standards; and oversees and monitors cybersecurity risks and management's cybersecurity policies and practices.

During 2022, the members of our Audit Committee were Messrs. Joliat (Chairperson), Kramer and Urban, and the Audit Committee held seven meetings. The Board has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and that each member of the Audit Committee meets the requirements of an “audit committee financial expert” as such term is defined in applicable rules of the SEC.

Compensation Committee

The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, the Compensation Committee approves the compensation of our named executive officers, including the Chief Executive Officer. Our President and Chief Executive Officer is expected to recommend to the Compensation Committee the compensation for our named executive officers.

During 2022, the members of the Compensation Committee were Messrs. Kramer (Chairperson), Joliat and Urban. During 2022, the Compensation Committee held four meetings.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for identifying qualified candidates to be presented to our Board for nomination as directors and ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives. The Nominating Committee is also responsible for establishing and maintaining effective corporate governance policies and for providing oversight with respect to environmental, social and governance (“ESG”) matters.

The members of the Nominating Committee are Messrs. Urban (Chairperson), Kramer and Singleton. During 2022, the Nominating Committee held one meeting.

Conflicts Committee

The Board established a Conflicts Committee in December 2022. The Conflicts Committee is responsible for administering the Covered Transactions Policy (the “Covered Transactions Policy”) which addresses the reporting, review and approval or ratification of Covered Transactions. A “Covered Transaction” is defined as any actual or potential M&A transaction (asset acquisitions or business combinations) that is (a) between (1) the Company and EnCap, or (2) the Company and any entity in which EnCap or any of its respective funds own more than 50% of the outstanding equity; and (b) if consummated, would need to be disclosed in a Current Report on Form 8-K or other similar SEC filing pursuant to applicable SEC rules. The Covered Transactions Policy is publicly available on our website (www.earthstoneenergy.com). The Conflicts Committee is also responsible for reviewing, recommending for approval, if appropriate, or rejecting, if appropriate, and making decisions with respect to any actual or potential Related Person Transaction. A “Related Person Transaction” is defined as a transaction that if completed, would require disclosure under Item 1.01 or Item 2.01 of Form 8-K by the Company, and such transaction is between the Company and a Related Person. The term “Related Person” has the same meaning as “Related Person” in Item 404 of Regulation S-K; provided, however, EnCap and Post Oak are each deemed to be a Related Person pursuant to the Charter of the Conflicts Committee.

The members of the Conflicts Committee are Messrs. Habachy (Chairperson), Joliat and Singleton. The Board has affirmatively determined that none of the members of the Conflicts Committee are employed by, or otherwise affiliated with, EnCap or Post Oak. During 2022, the Conflicts Committee held one meeting.

Corporate Code of Business Conduct and Ethics

Our Board adopted a Code of Ethics, which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code of Ethics provides that:

•    we will comply with all applicable laws, rules and regulations;
•    our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;
•    our directors, officers, and employees are to protect our assets and maintain our confidentiality;
•    we are committed to promoting values of integrity and fair dealing; and
•    we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our combined Class A Common Stock and Class B Common Stock, to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock, Class B Common Stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that, during 2022, all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for Mr. Habachy who did not timely file one Form 4 and subsequently filed a Form 5 related to one equity award grant, and Mr. Swanson who did not timely file one Form 3 and subsequently filed a Form 3.

Environmental, Social and Governance

Sustainability Position Statement

We believe that it is our responsibility to conduct business in line with our core values of operating with high ethics, integrity and respect for our employees and contractors, the environment we all share, and the communities in which we live and work. As part of our “do the right thing” approach, our goal is to manage our business in a way that minimizes risk and protects people, land, air and water, while providing economic benefits to landowners, lessors, communities and our stakeholders. We recognize that operating in this industry is a privilege, and for decades, we have set high operating standards and have worked hard to earn our reputation for excellence among members of the oil and gas industry and communities in which we operate.

Environment

Our commitment to uphold high standards of environmental stewardship and responsible practices is at the core of our operations. We believe it is essential to conduct business in accordance with all applicable environmental laws and regulations and implement quality applications when such laws and regulations do not exist. The combined mission for protection of land, air, water and people is one that we take seriously.

With a goal of continuous improvement, our field operations staff uses best practices and the latest in technologies, many of which help us to reduce our environmental impact and improve our outcomes. All of our lease operators receive specialized environmental training focused on air quality compliance, waste management, spill prevention, and other areas of environmental compliance. In particular, we have taken meaningful steps to reduce our greenhouse gas emissions through reduced flaring, enhanced vapor recovery, an improved leak detection and repair program, and reduced truck hauling though the increased use of pipelines for oil and water transportation. We are also working with the industry, the community and our partners to establish and refine our practices and share our culture of respect for the environment. Our acquisition of considerable assets from private companies in 2021 and 2022 has presented our team with an opportunity to improve environmental performance on acquired assets, which in many cases are below Earthstone standards and historical performance metrics. Below are some of the responsible steps and best practices that we employ to safeguard the environment and resulting impacts:

•    Minimizing air emissions by installing Vapor Recovery Towers (“VRTs”) and Vapor Recovery Units (“VRUs”) in conjunction with facility construction
•    Upgrading existing facilities with Low-Pressure and High-Pressure flare equipment to minimize gas venting
•    Targeting Zero Flaring by connecting natural gas pipelines ahead of flowback and first production, which negates need for flaring, contributing to our continued efforts to reduce flaring intensity
◦    Incorporating Earthstone’s practices and standards to reduce flaring intensity on recently acquired assets
•    Incorporating a comprehensive Leak Detection & Repair (“LDAR”) program to further minimize air emissions
•    Utilizing silos for handling of frac sand to reduce the presence of free-floating silica dust and create a safer work environment
•    Continuing to reduce truck hauls, and therefore CO2 emissions, in our operations by increasing operated oil on pipelines from the wellhead
◦    Increased oil on pipelines from 14% in 2019 to 43% in 2020 and 58% in 2021

◦    Increased oil on pipelines to 87% in 2022, currently tracking at 89% in 2023
•    Participate in fly-over surveys to identify unusual emissions locations
•    99.6% of water disposal on pipeline in the Delaware Basin, which reduces truck hauls, leading to reduced CO2 emissions
•    94% of water disposal on pipeline in the Midland Basin
•    Extensive use of multi-well pads and long laterals to reduce surface footprint and impact
•    New facilities are being constructed with air compression equipment to operate the pneumatic actuators in order to minimize fugitive emissions
•    Protect groundwater sources by adopting best practices for drilling, well design and well casing
•    Spill Prevention Policy/ Preventative Measures/ Procedures for minimizing impact of spills
◦        Spill Prevention, Containment and Countermeasure (“SPCC”) plans in place for all facilities
◦    Expanding leak detection program to include many operated pipelines

Health and Safety

The health, safety and wellbeing of our employees, contractors, and everyone impacted by our operations is of paramount importance to all of us at Earthstone. We believe that it is our responsibility to employ best practices for safety procedures and provide a safe workplace, as well as strive to ensure that each and every one of our employees and contractors understands the importance of the role each plays in maintaining a safe work environment. Through leadership and commitment to training, safety has become imbedded in our culture and is a critical component of our success.

Our contractors and vendors are held to the same high safety standards that we require of employees. As part of this mandate, we monitor these partners to make certain that proper procedures are maintained and that contractors comply with regulatory requirements and guidelines.

Our focus on health and safety is demonstrated by zero employee lost time incidents due to injuries at the workplace in each of 2020, 2021 and 2022.

Community

We are dedicated to making a positive impact on the communities in which we live, work and operate. Our employees are encouraged to seek out organizations and initiatives they wish to support. Our employees donate their time and financial support to a wide range of charities, community organizations and activities, such as food banks, school supply drives, toy drives, natural disaster recovery, and other local events. In many cases, their efforts are supplemented with generous financial support from Earthstone.

We also work hard each day to promote safe, healthy and ethical business practices to earn the trust of the people in our communities. We believe that our success is achieved through safe and responsible operations, and by treating landowners and lessors as valued business partners that deserve our utmost respect.

Our People

At Earthstone, we know that our people drive our success, and we are committed to providing a rewarding and productive work environment and a culture of respect for our employees. We believe in fostering an inclusive culture to ensure the strength and resilience of our business. Our Code of Ethics, which applies to our directors, officers and employees when they are acting on our behalf, reinforces our long-standing commitment to high ethical standards and summarizes the fundamental importance of acting with integrity. We value the diversity, perspectives, experiences and ideas contributed by all employees and pledge to foster their professional growth by embracing the following principles:

•    A culture of empowerment, transparency, and cooperation is embraced
•    All employees, customers, suppliers, and community members are treated fairly
•    Integrity and ethical behavior are demanded
•    Diversity of perspectives and ideas is acknowledged and valued
•    Communication is open and civil
•    Conflict is addressed early and productively
•    Professional and personal development is encouraged
•    Teamwork is fostered
•    Respect for others, the community and environment is valued
•    Collaboration and openness to new ideas is appreciated

Governance

We have a highly experienced and engaged Board that is dedicated to sound corporate governance principles. The Company and the Board are committed to achieving long-term stockholder value by adhering to the highest level of ethical standards. As part of this commitment, the Board has adopted charters, policies and codes of conduct, which can be accessed from the Company’s website at https://www.earthstoneenergy.com.

Key governance actions taken by the Company include the following:
•    The Board Chair position is split from the CEO position;
• The independent members of the Board meet regularly without the presence of management;
• All Audit Committee members qualify as “audit committee financial experts“ under SEC rules;
• Our independent accountant reports directly to the Audit Committee;
• We have a Compensation Committee that meets regularly and reports to the full Board;
• We have a Nominating Committee that meets regularly and reports to the full Board;
• We have a Conflicts Committee that administers our Covered Transactions Policy and addresses Related Person     Transactions;
•    We have an ethics policy (Code of Ethics), and an insider trading policy, to which our key corporate decision-makers must strictly adhere; and
•    All directors, officers and employees must affirm annually in writing their acceptance of the Code of Ethics.

We will continue to evaluate our corporate governance policies to ensure that they reflect our commitment to good corporate governance.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of our Class A Common Stock and Class B Common Stock, as of April 13, 2023, of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our outstanding shares of Class A Common Stock or Class B Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:
Robert J. Anderson	682,345	*	—	—	682,345	*
Steven C. Collins	388,231	*	—	—	388,231	*
Tony Oviedo	124,665	*	—	—	124,665	*
Mark Lumpkin, Jr.	252,585	*	—	—	252,585	*
Timothy D. Merrifield	458,715	*	—	—	458,715	*

Directors:
Frank A. Lodzinski (6)	561,331	*	—	—	561,331	*
Frost W. Cochran	—	—	—	—	—	—
David S. Habachy	8,650	*	—	—	8,650	*
Jay F. Joliat	229,388	*	—	—	229,388	*
Phillip D. Kramer	114,200	*	—	—	114,200	*
Ray Singleton	618,910	*	—	—	618,910	*
Douglas E. Swanson, Jr.	—	—	—	—	—	—
Brad A. Thielemann	—	—	—	—	—	—
Zachary G. Urban	77,165	*	—	—	77,165	*
Robert L. Zorich	—	—	—	—	—	—

Officers and Directors as a Group (15 persons):	3,516,185	3.3%	—	—	3,516,185	2.5%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (7)	22,122,820	20.8%	33,956,524	99.1%	56,079,344	39.9%
Warburg Pincus, LLC (8)	12,883,377	12.1%	—	—	12,883,377	9.2%
Post Oak Energy Capital, LP (9)	11,167,213	10.5%	—	—	11,167,213	7.9%
State Street Corporation (10)	5,674,136	5.3%	—	—	5,674,136	4.0%
OnyxPoint Global Management LP (11)	5,504,043	5.2%	—	—	5,504,043	3.9%

*    Less than one percent.
(1)    Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”) of EEH, holders (“EEH Common Unit Holders”) of units of limited liability company interests of EEH denominated as Common Units (the “EEH Common Units”) will have the right to exchange all or a portion of its EEH Common Units (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each EEH Common Unit (and corresponding share of Class B Common Stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by EEH Common Unit Holders of their exchange right. As a result, beneficial ownership of Class B Common Stock and EEH Common Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.
(2)    This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.
(3)    Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Common Unit held by such holder.
(4)    The percentage is based upon 106,197,674 shares of Class A Common Stock issued and outstanding as of April 13, 2023.
(5)    The percentage is based upon 34,259,641 shares of Class B Common Stock issued and outstanding as of April 13, 2023.
(6)    Includes 408,386 shares of Class A Common Stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.
(7)    Attributable to shares owned directly or indirectly by three investment funds affiliated with EnCap (the “EnCap Funds”): (i) EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), which directly holds 2,303,000 shares of Class A Common Stock; (ii) EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”), which beneficially owns 33,956,524 shares of Class B Common Stock and an equivalent number of EEH Common Units that are directly owned by its wholly owned subsidiary, Bold Holdings; and (iii) EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), which directly holds 19,819,820 shares of Class A Common Stock. EnCap Partners GP, LLC (“EnCap Partners GP”) is general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”), which are the general partners of EnCap Fund VIII and EnCap Fund IX, respectively. EnCap Partners is the sole member of EnCap Equity Fund XI GP, LLC (“EnCap Fund XI GP”), which is the general partner of EnCap Equity Fund XI GP, L.P. (“EnCap Equity Fund XI GP LP”), which is the general partner of EnCap Fund XI. Therefore, each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, EnCap Fund IX GP, EnCap Fund XI GP, and EnCap Equity Fund XI GP LP, may be deemed to beneficially own the reported securities that are held beneficially or of record by any EnCap Funds under its direct or indirect control. Each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap

Investments GP, EnCap Investments LP, EnCap Fund VIII GP, EnCap Fund IX GP, EnCap Fund XI GP, and EnCap Equity Fund XI GP LP disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The address for the EnCap entities listed above is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.
(8)    Based solely on a Schedule 13G/A filed with the SEC on February 14, 2023 by entities affiliated with Warburg Pincus LLC (the “Warburg Entities”): the Warburg Pincus LLC shareholders (the “WP Shareholders”) are: Warburg Pincus Private Equity (E&P) XI – A, L.P. (“WP E&P XI A”) which holds 1,039,611 shares of Class A Common Stock, (ii) Warburg Pincus XI (E&P) Partners – A, L.P. (“WP XI E&P Partners A”) which holds 79,937 shares of Class A Common Stock, (iii) WP IRH Holdings, L.P. (“WP IRH Holdings”) which holds 1,012,822 shares of Class A Common Stock, (iv) Warburg Pincus XI (E&P) Partners-B IRH, LLC (“WP XI E&P Partners B IRH”) which holds 28,086 shares of Class A Common Stock, (v) WP Energy IRH Holdings, L.P. (“WPE IRH Holdings”) which holds 1,556,826 shares of Class A Common Stock, (vi) WP Energy Partners IRH Holdings, L.P. (“WPE Partners IRH Holdings”) which holds 127,467 shares of Class A Common Stock, (vii) Warburg Pincus Energy (E&P) Partners-B IRH, LLC (“WPE E&P Partners B IRH”) which holds 49,690 shares of Class A Common Stock, (viii) Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”) which holds 256,498 shares of Class A Common Stock, (ix) Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”) which holds 4,246,874 shares of Class A Common Stock, (x) WP Energy Partners Chisholm Holdings, L.P. (“WPEP Chisholm Holdings”) which holds 94,429 shares of Class A Common Stock, (xi) Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&E Partners B Chisholm”) which holds 36,812 shares of Class A Common Stock, (xii) Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”) which holds 1,169,806 shares of Class A Common Stock, (xiii) WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”) which holds 1,668,972 shares of Class A Common Stock, (xiv) Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC (“WP XII E&P Partners 2 Chisholm”) which holds 18,310 shares of Class A Common Stock, (xv) Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”) which holds 28,073 shares of Class A Common Stock, (xvi) Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&E XII E”) which holds 42,477 shares of Class A Common Stock, (xvii) Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”) which holds 196,861 shares of Class A Common Stock, and (xviii) WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”) which holds 76,504 shares of Class A Common Stock. Warburg Pincus XI (E&P) Partners – B, L.P. (“WP XI E&P Partners B”) is the general partner of WP XI E&P Partners B IRH. Warburg Pincus (E&P) XI, L.P. (“WP XI E&P GP”) is the general partner of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, and WP XI E&P Partners B. Warburg Pincus (E&P) XI LLC (“WP XI E&P GP LLC”) is the general partner of WP XI E&P GP. Warburg Pincus Partners (E&P) XI LLC (“WPP E&P XI”) is the managing member of WP XI E&P GP LLC. Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”) is the managing member of Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&P Partners B Chisholm”) and the general partner of WPE E&P Partners B IRH. Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”) is the general partner of WPE IRH Holdings, WPE Partners IRH Holdings, WPE E&P Partners B, WPE E&P Partners A, WPE E&P A, WPE Chisholm Holdings and WPEP Chisholm Holdings. WPE E&P Energy LLC is the general partner of Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P Energy GP”). Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”) is the managing member of WP XII E&P Partners 2 Chisholm. Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”) is the general partner of WP XII E&P Partners 2, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&P XII E”), WP XII E&P Partners A and WP XII E&P Partners 1. Warburg Pincus (E&P) XII LLC (“WP E&P XII LLC”) is the general partner of WP E&P XII. Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”) is the general partner of WPE E&P GP. Warburg Pincus Partners II (US), L.P. (“WPP II US”) is the managing member of WPP E&P XI, WP E&P XII LLC and WPE E&P GP LLC. Warburg Pincus & Company US, LLC (“WP & Co. US LLC”) is the general partner of WPP II US. Warburg Pincus LLC (“WP LLC”) is a registered investment adviser, and the manager of WP PE E&P XII, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P

Partners A, WP E&P XI A, WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A, WP XI E&P Partners B, WPE E&P Partners A, WPE E&P Partners B and WPE E&P A (collectively, the “Managed Entities”). As such, each of WP XI E&P GP, WP XI E&P GP LLC and WPP E&P XI may be deemed to share beneficial ownership of the shares held of record by each of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, WP XI E&P Partners B IRH and WP XI E&P Partners B. WP XI E&P Partners B may be deemed to share beneficial ownership of the shares held of record by WP XI E&P Partners B IRH. Each of WPE E&P GP, WPE E&P GP LLC, WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE IRH Holdings, WPE Partners IRH Holdings, WPE Chisholm Holdings and WPEP Chisholm Holdings. Each of WP E&P XII LLC and WP E&P XII may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of WP XII E&P Partners 2 Chisholm, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP XII E&P Partners 2 may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, WP XII E&P Partners 2 Chisholm. WPE E&P Partners B may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, WPE E&P Partners B IRH and WPE E&P Partners B Chisholm. Each of WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of the Managed Entities. The address of each of the foregoing parties is 450 Lexington Avenue, New York, New York 10017.
(9)    Beneficial ownership information is based solely on a Schedule 13D/A filed with the SEC on October 12, 2022. Cypress Investments, LLC (“Cypress”) is the record holder of 11,017,213 shares of Class A Common Stock and Broken Oak Investments, LLC (“Broken Oak”) is the record holder of 150,000 shares of Class A Common Stock. Post Oak Energy Capital, LP (“Post Oak”) is the sole managing member of Cypress and Broken Oak. Post Oak Energy Holdings, LLC (“POEH”) is the sole general partner of Post Oak. Messrs. Frost W. Cochran, Philip A. Davidson and Clint S. Wetmore are the individual members of POEH (collectively, the “POEH Members”). The POEH Members have shared voting and investment power with respect to the shares of Class A Common Stock held by Cypress and Broken Oak, and each of the POEH Members may disclaim beneficial ownership of such shares. The business address of each of the foregoing parties is 34 S. Wynden Drive, Suite 300, Houston, Texas 77056.
(10)    Beneficial ownership information is based solely on a Schedule 13G filed with the SEC on February 8, 2023 by State Street Corporation with an address of State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street Corporation has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 5,647,136 shares and shared dispositive power with respect to 5,674,136 shares.
(11)    Beneficial ownership information is based solely on a Schedule 13G filed with the SEC on January 10, 2023. OnyxPoint Permian Equity Aggregator II LLC, a wholly-owned subsidiary of OnyxPoint Permian Opportunities Fund LP (together, the “Fund”), directly holds 5,457,528 shares of Class A Common Stock. OnyxPoint Global Management LP (“Global Management”) and its affiliates have voting and dispositive power over the 5,457,528 shares held by the Fund as well as 46,515 shares held in various client accounts managed by Global Management and its affiliates. Shaia Hosseinzadeh has sole control of Global Management and its affiliates and, accordingly, has voting and dispositive power over and may be deemed to beneficially own 5,504,043 shares of Class A Common Stock. The business address of each of the foregoing parties is One World Trade Center, 46th Floor, New York, NY 10007.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company, as well as directors who are employed by EnCap, Post Oak or Warburg Pincus LLC (“Warburg”)(1), receive no additional compensation for serving on the Board. The following describes our compensation program during 2022 for five of the non-employee members of the Board, David S. Habachy, Jay F. Joliat, Phillip D. Kramer, Zachary G. Urban and Ray Singleton: (i) an annual cash retainer of $75,000, (ii) an annual equity grant in the equivalent of approximately $150,000 per year that vests in four equal quarterly installments, (iii) the chairperson of the Audit Committee receives an additional annual cash retainer of $20,000, (iv) the chairperson of the Compensation Committee receives an additional annual cash retainer of $15,000, and (v) the chairperson of the Nominating Committee receives an additional annual cash retainer of $15,000. In addition, the Compensation Committee in January 2023 approved an additional payment to Messrs. Joliat, Kramer, and Urban, as members of the Audit Committee, of $50,000, $40,000, and $40,000, respectively, in recognition of the additional time and effort required by the Audit Committee members with respect to their review and evaluation of related-party transactions in 2022.

In January 2023, the Compensation Committee, in consultation with Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee's independent compensation consultant, evaluated the amount and form of compensation for the Company’s non-employee directors. The evaluation considered i) the substantial increase in scale that the Company had achieved over the past year, ii) the fact that the annual cash retainer portion of director compensation has not changed for three years when considering base cash retainer and excluding fees paid for committee chairmanship, and iii) directors affiliated with EnCap and Post Oak are not paid directors fees. Following such evaluation, the Compensation Committee approved the following 2023 compensation for the Company’s five non-employee directors who are not employed by EnCap or Post Oak: (i) an annual cash retainer of $90,000, (ii) an annual equity grant in the equivalent of approximately $200,000 per year that vests in four equal quarterly installments, (iii) an additional annual cash retainer of $25,000 to the chairperson of the Audit Committee, (iv) an additional annual cash retainer of $20,000 to the chairperson of the Compensation Committee, and (v) an additional annual cash retainer of $20,000 to the chairperson of the Nominating Committee. In addition, the Compensation Committee, in consultation with Meridian, approved an increase in Mr. Lodzinski's compensation, including a base salary of $300,000 and a grant of 32,400 restricted stock units (“RSUs”) that vest in four equal quarterly installments

(1)    On August 1, 2022, the Company, EnCap, and certain affiliates of Warburg (the “Warburg Parties”) entered into the First Amendment to Amended and Restated Voting Agreement (the “Amendment”) which amended the Amended and Restated Voting Agreement dated February 15, 2022, by and among the Company, EnCap and the Warburg Parties (the “Voting Agreement”). Among other things, the Amendment eliminated the right of the Warburg Parties to designate a director to the board of directors of the Company.

Director Compensation in 2022

The following table sets forth the aggregate compensation paid to our non-employee directors related to their services for the year ended December 31, 2022:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3) ($)	Total ($)
Frost W. Cochran	—	—	—
David S. Habachy (4)	31,250	75,000	106,250
Jay F. Joliat (5)	145,000	159,900	304,900
Phillip D. Kramer (6)	130,000	159,900	289,900
Ray Singleton	75,000	159,900	234,900
Douglas E. Swanson, Jr.	—	—	—
Brad A. Thielemann	—	—	—
Zachary G. Urban (7)	130,000	159,900	289,900
Robert L. Zorich	—	—	—
(1)    Frank A. Lodzinski is omitted from this table, as he serves as Executive Chairman, but is not a named executive officer and does not receive additional compensation for services provided as a director. For the year ended December 31, 2022, for his service as an executive officer of the Company, Mr. Lodzinski received a salary of $250,000, an annual incentive cash bonus of $100,000 and an RSU award valued at $327,488 in accordance with FASB ASC Topic 718.
(2)    Reflects the full grant date fair value of the RSU awards granted in 2022 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11. Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2022. For directors other than Mr. Habachy, the RSU awards each vested in four equal installments on March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022. Mr. Habachy’s RSU award vested 50% on September 30, 2022 and 50% on December 31, 2022.
(3)    No Directors had any unvested RSU awards outstanding as of December 31, 2022.
(4)    Mr. Habachy’s employment by Warburg ended on July 29, 2022. On August 1, 2022, the Compensation Committee approved compensation for Mr. Habachy that was consistent with the compensation paid to other directors who are not employed by EnCap, Warburg or Post Oak: (i) a cash retainer of $31,500 for the remainder of 2022; and (ii) an equity grant consisting of RSUs in an amount equal to $75,000 that vested 50% on September 30, 2022 and 50% on December 31, 2022.
(5)    Mr. Joliat’s compensation includes (i) an annual cash retainer of $20,000 to serve as the chair of the Audit Committee; and (2) a payment of $50,000 in recognition of the additional time and effort required as chairman of the Audit Committee with respect to his review and evaluation of related-party transactions in 2022.
(6)    Mr. Kramer’s compensation includes (i) an annual cash retainer of $15,000 to serve as the chair of the Compensation Committee; and (2) a payment of $40,000 in recognition of the additional time and effort required as a member of the Audit Committee with respect to his review and evaluation of related-party transactions in 2022.
(7)    Mr. Urban’s compensation includes (i) an annual cash retainer of $15,000 to serve as the chair of the Nominating Committee; and (2) a payment of $40,000 in recognition of the additional time and effort required as a member of the Audit Committee with respect to his review and evaluation of related-party transactions in 2022.

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	73	Executive Chairman
Robert J. Anderson	December 2014	61	President and Chief Executive Officer
Tony Oviedo	February 2017	69	Executive Vice President, Accounting and Administration
Mark Lumpkin, Jr.	August 2017	49	Executive Vice President, Chief Financial Officer
Steven C. Collins	December 2014	58	Executive Vice President, Chief Operating Officer
Timothy D. Merrifield	December 2014	67	Executive Vice President, Geology and Geophysics
Robert W. Hunt, Jr.	April 2022	42	Executive Vice President, General Counsel and Secretary

See “Our Board of Directors” above for biographical information of Messrs. Anderson and Lodzinski.

Tony Oviedo has served as our Executive Vice President - Accounting and Administration (Principal Accounting Officer) since February 10, 2017. Mr. Oviedo has over 41 years of professional experience with both private and public companies. Prior to joining the Company, he was employed by GeoMet, Inc., where, since 2006, he served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller. In addition, prior to joining GeoMet, Mr. Oviedo was employed by Resolution Performance Products, LLC, where he was Compliance Director and has held positions as Chief Accounting Officer, Controller, and Director of Financial Reporting with various companies in the oil and gas industry. Prior to the aforementioned experience, he served in the audit practice of KPMG LLP’s Energy Group. Mr. Oviedo holds a Bachelor’s degree in Business Administration with a concentration in accounting and tax from the University of Houston and is a Certified Public Accountant in the state of Texas.

Mark Lumpkin, Jr. has over 27 years of business experience including over 18 years of oil and gas finance experience. He has served as our Executive Vice President and Chief Financial Officer since August 2017. Immediately prior to joining the Company, he served as Managing Director at RBC Capital Markets in the Oil and Gas Corporate Banking group, beginning in 2011 with a focus on upstream and midstream debt financing. From 2006 until 2011, he was employed by The Royal Bank of Scotland (“RBS”) in the Oil and Gas group within the Corporate and Investment Banking division, focusing primarily on the upstream subsector. Prior to RBS, he spent two years focused on capital markets and mergers and acquisitions primarily in the upstream sector at a boutique investment bank. Mr. Lumpkin graduated with a B.A. degree in Economics from Louisiana State University and graduated with a Master of Business Administration degree with a Finance concentration from Tulane University.

Steven C. Collins is a petroleum engineer with over 31 years of operations and related experience. He has served as our Executive Vice President and Chief Operating Officer since December 2014 (however, his title was Executive Vice President, Completions and Operations from December 2014 to January 2022 with the same position, authority and duties from December 2014 to present). Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company. His

experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.

Timothy D. Merrifield has over 40 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Force Energy, Great Western Resources and other independents. His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.

Robert W. Hunt, Jr. has over 17 years of legal experience in the oil and gas industry. He has served as our Executive Vice President & General Counsel since April 2022. Prior to joining the Company, he served as Senior Vice President, General Counsel and Secretary of Indigo Natural Resources LLC from August 2016 until Indigo’s merger with Southwestern Energy Company in September 2021. From May 2010 until July 2016, Mr. Hunt worked for Cobalt International Energy, Inc., serving most recently as Associate General Counsel focusing primarily on capital markets and major transactions. Mr. Hunt began his career with Vinson & Elkins LLP, practicing corporate and securities law. Mr. Hunt holds a B.S. degree in Business Administration and Politics from Washington and Lee University and a J.D. degree from the University of Texas.

There are no arrangements or understandings between any of Messrs. Lodzinski, Anderson, Collins, Hunt, Lumpkin, Merrifield and Oviedo, or any other person pursuant to which such person was selected as an officer. None of Messrs. Lodzinski, Anderson, Collins, Hunt, Lumpkin, Merrifield and Oviedo has any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS
The following compensation discussion and analysis provides information about the compensation program for our principal executive officer, principal financial officer and our three other most highly-compensated executive officers identified below under “2022 Named Executive Officers” (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This discussion provides a general description of the material elements of our compensation program and specific information about its various components.

Compensation Philosophy and Objectives

We operate in a highly competitive and challenging environment and must retain, attract and motivate talented individuals with the requisite technical and managerial skills to successfully pursue our business strategy. The objectives of our compensation program are to:

•    Emphasize and reward pay-for-performance
•    Encourage profitable growth in our oil and natural gas reserves and production;
•    Encourage growth in cash flow and profitability;
•    Mitigate risks in our business related to compensation by balancing fixed compensation with short-term and long-term performance-based incentive compensation; and
•    Enhance total stockholder returns through a compensation program that is fully aligned with stockholders and attracts and retains highly qualified executive officers.

2022 Named Executive Officers

Our named executive officers include the individuals who served as the Company's Chief Executive Officer or Chief Financial Officer during 2022, and the three other most highly compensated executive officers who were serving in such capacities at the end of 2022:

NEO	Age	Title
Robert J. Anderson	61	President and Chief Executive Officer
Mark Lumpkin, Jr.	49	Executive Vice President, Chief Financial Officer
Steven C. Collins	58	Executive Vice President, Chief Operating Officer
Timothy D. Merrifield	67	Executive Vice President, Geology and Geophysics
Tony Oviedo	69	Executive Vice President, Accounting and Administration

Elements of our Executive Compensation Program

Base Salary. Base salary is the principal fixed component of our compensation program and has historically been reviewed in the first quarter of each year. In 2022, the Compensation Committee consulted with Meridian, the Company’s independent compensation consultant, with respect to the level of the base salaries the Company pays to its NEOs. Base salaries are intended to provide our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to retain and attract highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.

In January 2023, the Compensation Committee acknowledged the substantial increase in scale that the Company had achieved over the past year by closing over $2 billion in acquisitions and growing production from 30,000 Boepd at the end of 2021 to 105,000 Boepd at the end of 2022 while at the same time increasing Adjusted EBITDAX to $1.1 billion in 2022. Given the significant increase in the size of the Company during 2022, the Compensation Committee, in consultation with Meridian, established a new peer-group that better reflects the size and scale of the Company’s peer companies. Please see “—Earthstone’s 2022 Peer Group.” Upon review of compensation benchmarking data from the Company’s new peer group, the Compensation Committee, in consultation with Meridian, approved increases in the base salaries of our named executive officers to better align compensation with the market as follows:

NEO	2021 Base Salary	2022 Base Salary	2023 Base Salary
Robert J. Anderson	$450,000	$500,000	$650,000
Mark Lumpkin, Jr.	$340,000	$380,000	$450,000
Steven C. Collins	$340,000	$380,000	$450,000
Timothy D. Merrifield	$340,000	$380,000	$400,000
Tony Oviedo	$340,000	$380,000	$425,000

Annual Incentive Payments. Annual incentive payments (“AIP”) are the short-term portion of our compensation program. The AIP award is determined by the Compensation Committee based on performance factors in relation to the stated operating goals for the year and strategic factors which are based on longer-term corporate objectives. The objective of these incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success.

For 2022, the Compensation Committee structured the AIP to be comprised of 50% performance-based metrics and 50% discretionary factors based on the named executive officer’s target award. In setting the percentages of the AIP that are tied to specific metrics versus the percentage that is discretionary, the Compensation Committee, in consultation with Meridian, determined that a significant portion of the AIP should be discretionary given the Company’s strategy of acquiring oil and gas properties could significantly change the Company’s operating and financial metrics during the year and that a certain amount of flexibility is needed to ensure management is aligned with the Company’s strategic goals. The Compensation Committee also considered the volatility in the oil and gas industry over the past few years and the need to provide flexibility in determining AIP awards as the industry, shareholder expectations, and the macro environment evolve. The 2022 AIP quantitative objectives and weightings are set forth in the table below.

2022 AIP Quantitative Objective (1)	Target	Weighting	Pro Forma Results (2)	Payout Achieved	Weighted Payout
Adjusted EBITDAX	$625M	15%	$704M	150%	23%
Production (Boepd)	46,000	10%	45,000	86%	9%
Discounted Return on Investment ("DROI")	1.9x	25%	1.91	100%	25%

Total AIP Quantitative		50%			57%
2022 AIP Discretionary (3)		50%			100%
Total 2022 AIP Bonus Payment		100%			157%
(1)    The AIP Quantitative Objectives were determined based on the Earthstone and pro forma Chisholm results for calendar year 2022 and do not take into account subsequent acquisitions completed by Earthstone during the calendar year 2022.
(2)    The Pro Forma Results are based on Earthstone and pro forma for the Chisholm acquisition completed in February 2022 and do not account for subsequent acquisitions completed by Earthstone during 2022.
(3)    In connection with approving the discretionary portion of the 2022 AIP at 200% of target, the Compensation Committee considered the transformational success that the Company’s management achieved in 2022, as evidenced by the closing of over $2 billion of acquisitions in 2022 that increased Adjusted EBITDAX 347% from 2021 to 2022 and increased free cash flow 377%

from 2021 to 2022 while maintaining leverage below 1x. See Annex A for reconciliations of the non-GAAP financial measures Adjusted EBITDAX, free cash flow and leverage.
For 2022, the AIP opportunity for each of the NEOs is set forth in the table below along with the amount of the result of such opportunity.

NEO	2022 AIP Target (% of base salary)	2022 AIP Payout
Robert J. Anderson	100%	$800,000
Mark Lumpkin, Jr.	90%	$550,000
Steven C. Collins	90%	$550,000
Timothy D. Merrifield	90%	$550,000
Tony Oviedo	90%	$550,000

In January 2023, the Compensation Committee structured the 2023 AIP to be similarly comprised as in 2022 of 50% performance-based metrics and 50% discretionary factors based on the named executive officer’s target award. While 50% of the AIP remains discretionary, the Compensation Committee plans to consider and review progress related to certain key initiatives, including, but not limited to, an enhanced Health, Safety and Environmental (“HSE”) program, cyber-security preparedness, certain other ESG matters and other corporate initiatives. The discretionary component will also contain consideration for management’s advancement of strategic priorities based on the operating environment. The Compensation Committee, in consultation with Meridian, removed Production as a quantitative objective in 2023 and replaced it with Free Cash Flow and Lease Operating Expense (LOE) + Cash G&A ($/Boe), as stockholders are more focused on these measures than Production growth. The weightings of the 2023 AIP quantitative objectives are set forth in the table below.

2023 AIP Quantitative Objective	Weighting
Adjusted EBITDAX	15%
Free Cash Flow	10%
LOE + Cash G&A Costs ($/Boe)	10%
Discounted Return on Investment (“DROI”)	15%
Total AIP Quantitative	50%
2023 AIP Discretionary	50%

Long-Term Incentives. Long-term incentives (“LTIP”) are equity-based awards granted under the Company’s Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”). Under our 2014 Plan, the Compensation Committee has the flexibility to choose among a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, performance bonuses, or other incentive awards. In the past, the Company has granted restricted stock unit (“RSU”) awards and performance stock unit (“Performance Unit”) awards to employees and RSU awards to non-employee directors under our 2014 Plan. In 2022, 65% of the long-term incentives for named executive officers were granted through Performance Units which are predicated on the Company’s absolute total stockholder return (“TSR”) performance over a three-year period, with 35% in the form of RSUs that time vest quarterly over three years.

In January 2023, the Compensation Committee approved LTIP grants to our named executive officers that were comprised of (i) 35% Performance Units based on the Company's absolute TSR performance threshold over a three-year period; (ii) 30% Performance Units based on the Company's TSR performance relative to the performance of the XOP constituents over a three-year period; and (iii) 35% RSUs that time-vest on a quarterly basis over a three-year period. We believe that the structure of our LTIP equity grants tie the ultimate realized compensation of our named executive officers to the performance of our stock price over a three-year period and fully aligns their interests with the interests of our stockholders. The pre-established goals and applicable multiplier for the 2022 Performance Units are set forth in the table below.

Earthstone's Annualized TSR	TSR Multiplier
23.9% or greater	2.0
14.5%	1.0
8.4%	0.5
Less than 8.4%	0.0

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide our 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 6% of the employee’s base compensation. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Role of Independent Compensation Consultant

For 2022, the Compensation Committee engaged Meridian as its independent compensation consultant, after considering all factors relevant to Meridian's independence from our management and members of our Compensation Committee and determining that Meridian was independent and without conflicts of interest under the SEC rules and the NYSE Listing Company Manual, to provide advice and market-based data regarding executive officer and director compensation. The Compensation Committee makes all final decisions with respect to our executive compensation. When structuring our compensation programs for our NEOs, the Committee consults with Meridian and considers their advice and data as one factor among many other factors discussed within this CD&A. Meridian reports directly to the Compensation Committee, and the Compensation Committee determines the scope of the engagement.

Specifically, Meridian assists the Compensation Committee by:
•Regularly attending meetings of the Compensation Committee and meeting in executive session without members of management present;
•Evaluating our peer group annually;
•Providing competitive market data to consider in evaluating the competitiveness of the executive base salaries and short- and long-term incentive plans and awards;
•Reviewing data in connection with the Compensation Committee’s determination of annual cash incentive performance objectives and performance-based incentive vesting levels for completed performance periods;
•Advising on our compensation arrangements for its non-employee directors, including providing peer group data; and
•Informing the Compensation Committee about compensation trends in the industry, best practices and other general trends and developments affecting executive compensation.

Roles of our Executives and the Compensation Committee

The Compensation Committee is comprised solely of independent directors and has overall responsibility for the compensation of our named executive officers. The Compensation Committee monitors our director and named executive officer compensation and benefit plans, policies and programs to ensure that they are market competitive and consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Generally, through December 31,

2022, our Executive Chairman, Mr. Lodzinski, and our President and Chief Executive Officer, Mr. Anderson, have made recommendations to the Compensation Committee regarding the base salary, AIP and long-term incentive compensation with respect to the named executive officers based on analysis and assessment of competitive markets and their performance. Messrs. Anderson and Lodzinski also consult with, and consider market-based data prepared by, Meridian. The Compensation Committee, in its sole discretion, may accept, modify or reject any or all such recommendations. The Compensation Committee will consider such recommendations and independently consider compensatory matters related to all of the named executive officers. The Compensation Committee Charter gives the Compensation Committee broad authority in its discretion, to engage compensation consultants, independent legal counsel and other advisors necessary to assist with the execution of its duties and responsibilities. In 2022, the Compensation Committee consulted with Meridian on the amount and structure of the Company’s compensation programs and made certain changes based on market-based data prepared by Meridian.

Factors Considered in Setting Executive Compensation

To achieve the objectives of our compensation program, the Compensation Committee believes that the compensation of each of our named executive officers should reflect the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In other words, our compensation program is based on the idea of pay for performance. Additionally, when evaluating our executive compensation, the Compensation Committee considers the results of the Company’s most recent Say-on-Pay advisory vote, the input and advice from Meridian, the Compensation Committee’s independent compensation consultant, and market-based data from the compensation programs of the Company’s 2022 peer group.

Earthstone’s 2022 Peer Group

Given the significant increase in the size of the Company during 2022, the Compensation Committee, in consultation with Meridian, established a peer group that accounts for the increased size and scale of the Company. The Company’s 2022 peer group is set forth in the table below.

Earthstone's 2022 Peer Group
• Comstock Resources, Inc	• Northern Oil & Gas, Inc.	• Laredo Petroleum, Inc.
• SM Energy Company	• Permian Resources Corporation	• Oasis Petroleum Inc.(1)
• Civitas Resources, Inc.	• Gulfport Energy Corporation	• Ranger Oil Corporation
• Callon Petroleum Company	• Whiting Petroleum Corporation(1)	• SilverBow Resources, Inc.
• Magnolia Oil & Gas Corporation	• Talos Energy Inc.	• Berry Corporation
(1) Whiting Petroleum Corporation and Oasis Petroleum Inc. merged in 2022.

Strong Compensation Practices

We believe our compensation program contains many prudent and shareholder friendly practices:

Other Compensation Practices

Accounting and Tax Considerations. Our Compensation Committee reviews and takes into account current tax, accounting and securities regulations as they relate to the design, execution and implementation of our compensation programs and related decisions.

Stock Ownership Guidelines, Hedging Prohibitions and Pledging Limitations. We do not currently have stock ownership requirements or a stock retention policy for our named executive officers or non-employee directors. The Board has adopted a policy that effectively prohibits directors, officers and employees, including named executive officers, and contractors from engaging in hedging transactions, by prohibiting such persons from purchasing or selling put or call options, short sales, prepaid variable forward contracts, equity swaps, collars and exchange funds put or call options, and collars. The Board has adopted a policy requiring our named executive officers and members of the Board to obtain Board approval prior to pledging, or using as collateral, our Class A Common Stock in order to secure personal loans or other obligations, which includes holding shares of our Class A Common Stock in a margin account.

We will continue to review periodically best practices in this area and re-evaluate our position with respect to stock ownership guidelines, hedging restrictions and pledging limitations.

Consideration of Strong Stockholder Support for 2022 “Say-on-Pay” Vote. At our 2022 annual meeting of stockholders, approximately 99 percent of the votes cast in our stockholder advisory vote approved the compensation of our named executive officers (our “Say-on-Pay” vote). In light of this stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2022 but continued its pay for performance philosophy by putting the majority of executive compensation at risk through AIP awards and LTIP awards which also aligns named executive officers’ interests with value generation for our stockholders. The Compensation Committee will continue to review best practices in executive compensation and adjust the structure of our executive compensation to be consistent with market trends, our pay-for-performance philosophy, and to make sure that our executive compensation aligns the interests of the executive leadership team with the interests of our stockholders. The Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. We have included a provision in our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, any accounting restatement due to any material non-compliance with financial reporting regulations by the Company. The Compensation Committee is reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) relating to recoupment of incentive-based compensation and plans to adopt a Clawback Policy when the NYSE adopts listing standards in accordance with the final rules.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Phillip D. Kramer, Chair
Jay F. Joliat
Zachary G. Urban

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

Compensation Committee Interlocks and Insider Participation

During 2022, the members of the Compensation Committee were Messrs. Kramer (Chairperson), Joliat and Urban. No member of the Compensation Committee has been at any time an Earthstone employee. None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents, for the years ended December 31, 2022, 2021 and 2020, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) (2)($)	Non-equity incentive plan compensation ($)	All Other Compensation ($)	Total ($)
Robert J. Anderson	2022	$495,833	$300,000	$2,943,703	$500,000	$18,300	$4,257,837
President (commencing April 1, 2018) (Chief Executive Officer and Principal Executive Officer commencing April 1, 2020)	2021	$447,500	$138,600	$2,284,800	$361,400	$17,400	$3,249,700
	2020	$420,000	$—	$3,363,125	$294,000	$19,200	$4,096,325

Steven C. Collins	2022	$376,667	$208,000	$1,710,766	$342,000	$18,300	$2,655,733
Executive Vice President, Chief Operating Officer	2021	$338,333	$89,760	$1,305,600	$260,240	$17,400	$2,011,333
	2020	$320,000	$—	$1,921,565	$192,000	$19,200	$2,452,765

Mark Lumpkin, Jr.	2022	$376,667	$208,000	$1,710,766	$342,000	$18,300	$2,655,733
Executive Vice President and Chief Financial Officer	2021	$338,333	$89,760	$1,305,600	$260,240	$17,400	$2,011,333
	2020	$320,000	$—	$1,921,565	$192,000	$19,200	$2,452,765

Timothy D. Merrifield	2022	$376,667	$208,000	$1,710,766	$342,000	$18,300	$2,655,733
Executive Vice President, Geology and Geophysics	2021	$338,333	$89,760	$1,305,600	$260,240	$17,400	$2,011,333
	2020	$320,000	$—	$1,921,565	$192,000	$19,200	$2,452,765

Tony Oviedo	2022	$376,667	$208,000	$1,710,766	$342,000	$18,300	$2,655,733
Executive Vice President, Accounting and Administration	2021	$338,333	$89,760	$1,305,600	$260,240	$15,867	$2,009,800
	2020	$320,000	$—	$1,921,565	$192,000	$19,200	$2,452,765
(1)    Reflects the full grant date fair value of the RSU awards and Performance Unit awards granted pursuant to the 2014 Plan calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11. Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2022. These amounts were calculated based on the closing market price for our shares on the NYSE on the date of grant.
(2)    The following table provides information about time-vested RSU awards and Performance Unit awards granted under the 2014 Plan to our named executive officers during the years presented. Each RSU represents a contingent right to receive one share of our Class A Common Stock. RSUs are generally settled and shares of Class A Common Stock are issued on a quarterly basis shortly after the end of each calendar quarter. The Performance Units are generally settled in shares of Class A Common Stock based upon the achievement by the Company of performance criteria established by the Compensation Committee; provided, however, in the event that greater than 100% of the Performance Units are earned, such excess amount may be settled in cash. The number of shares of Class A Common Stock that may be issued will be determined by multiplying the number of Performance Units granted by the applicable total shareholder return percentage (0% to 200%). Thus, the number of shares of Class A Common Stock that may be issued upon settlement of the Performance Unit awards may vary from 0% to 200% of the number of Performance Units granted.

2022 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Robert J. Anderson	59,080	812,941	109,720	2,130,762	2,943,703
Steven C. Collins	34,335	472,450	63,765	1,238,316	1,710,766
Mark Lumpkin, Jr.	34,335	472,450	63,765	1,238,316	1,710,766
Timothy D. Merrifield	34,335	472,450	63,765	1,238,316	1,710,766
Tony Oviedo	34,335	472,450	63,765	1,238,316	1,710,766

2021 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Robert J. Anderson	84,000	447,720	252,000	1,837,080	2,284,800
Steven C. Collins	48,000	255,840	144,000	1,049,760	1,305,600
Mark Lumpkin, Jr.	48,000	255,840	144,000	1,049,760	1,305,600
Timothy D. Merrifield	48,000	255,840	144,000	1,049,760	1,305,600
Tony Oviedo	48,000	255,840	144,000	1,049,760	1,305,600

2020 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Robert J. Anderson	100,000	515,000	262,500	2,848,125	3,363,125
Steven C. Collins	57,100	294,065	150,000	1,627,500	1,921,565
Mark Lumpkin, Jr.	57,100	294,065	150,000	1,627,500	1,921,565
Timothy D. Merrifield	57,100	294,065	150,000	1,627,500	1,921,565
Tony Oviedo	57,100	294,065	150,000	1,627,500	1,921,565
(a)     Amount shown represents the fair value of the time-vested RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on, the respective grant date (performance-based valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award), multiplied by the number of time-vested RSUs and Performance Units, respectively.

Grants of Plan-Based Awards for the Year Ended December 31, 2022
The following table provides information concerning each award granted to our named executive officers under any plan during the year ended December 31, 2022.

		Estimated future payouts under non-equity incentive plan awards (1)		All other stock awards: Number of units (2) (#)	Estimated future payout under equity incentive plan awards (Performance Unit Awards)
Name	Grant date	Threshold ($)	Target ($)		Threshold (#)	Target (#)	Maximum (#)	Grant-date fair value of stock awards and performance units (3) ($)
Robert J. Anderson	2/1/2022	—	$500,000	59,080	—	109,720	219,440	$2,943,703
Steven C. Collins	2/1/2022	—	$342,000	34,335	—	63,765	127,530	$1,710,766
Mark Lumpkin, Jr.	2/1/2022	—	$342,000	34,335	—	63,765	127,530	$1,710,766
Timothy D. Merrifield	2/1/2022	—	$342,000	34,335	—	63,765	127,530	$1,710,766
Tony Oviedo	2/1/2022	—	$342,000	34,335	—	63,765	127,530	$1,710,766

(1)    This represents the performance-based portion of the AIP awards. The target amount is based upon a percentage of the named executive officer’s base salary. The AIP awards are fifty percent performance-based and fifty percent discretionary, and the Compensation Committee has the ability to increase the discretionary portion above the target amount. The Compensation Committee chose Adjusted EBITDAX, production and well returns based on the discounted return on investment. Adjusted EBITDAX is a non-GAAP financial measure. We define “Adjusted EBITDAX” as net income (loss) plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties, net; exploration expense; unrealized (gain) loss on derivative contracts; stock-based compensation (non-cash and expected to settle in cash); and income tax expense.
(2)    Represents time-vested RSU awards to our named executive officers.
(3)    Amount shown represents the fair value of the time-vested RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on, the respective grant date (performance-based valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award), multiplied by the number of time-vested RSUs and Performance Units, respectively.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information concerning unvested restricted stock unit awards and unearned performance stock unit awards for our named executive officers that were outstanding as of December 31, 2022.

	Restricted Stock Unit Awards		Performance Stock Unit Awards
Name	Number of shares or units that have not vested (1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (3) (4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Robert J. Anderson	67,387	$958,917	624,220	$15,920,963
Steven C. Collins	38,890	$553,405	357,765	$9,116,370
Mark Lumpkin, Jr.	38,890	$553,405	357,765	$9,116,370
Timothy D. Merrifield	38,890	$553,405	357,765	$9,116,370
Tony Oviedo	38,890	$553,405	357,765	$9,116,370
(1)    The following table shows the vesting dates for the respective unvested RSUs listed in the above Outstanding Equity Awards at 2022 Fiscal Year-End table:

Vesting Date	Mr. Anderson	Mr. Collins	Mr. Lumpkin	Mr. Merrifield	Mr. Oviedo
March 31, 2023	11,923	6,861	6,861	6,861	6,861
June 30, 2023	11,924	6,861	6,861	6,861	6,861
September 30, 2023	11,923	6,862	6,862	6,862	6,862
December 31, 2023	11,924	6,861	6,861	6,861	6,861
March 31, 2024	4,923	2,861	2,861	2,861	2,861
June 30, 2024	4,924	2,861	2,861	2,861	2,861
September 30, 2024	4,923	2,862	2,862	2,862	2,862
December 31, 2024	4,923	2,861	2,861	2,861	2,861
(2) Amount shown represents the fair value of the shares of RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on December 31, 2022, the last trading day of our 2022 fiscal year, which was $14.23, multiplied by the number of unvested RSUs and Performance Units.
(3) The number of shares of Class A Common Stock that may be issued upon settlement of the Performance Unit awards may vary from 0% to 200% of the number of Performance Units granted.
(4)    The unearned Performance Units listed in the above Outstanding Equity Awards at 2022 Fiscal Year-End vest as follows:

Vesting Date	Mr. Anderson	Mr. Collins	Mr. Lumpkin	Mr. Merrifield	Mr. Oviedo
January 31, 2023	262,500	150,000	150,000	150,000	150,000
December 31, 2023	252,000	144,000	144,000	144,000	144,000
December 31, 2024	109,720	63,765	63,765	63,765	63,765

Restricted Stock Unit and Performance Stock Unit Vesting in Fiscal Year 2022
The following table provides information concerning the vesting of RSU awards and Performance Unit awards during fiscal year 2022 on an aggregated basis with respect to each of our NEOs.

	Restricted Stock Unit Awards		Performance Stock Units Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)	Number of shares acquired on vesting (#)	Cash received on vesting ($)	Value realized on vesting ($)(1)
Robert J. Anderson	81,027	1,106,832	122,850	1,627,787	3,305,918
Steven C. Collins	46,479	634,904	67,575	895,382	1,818,457
Mark Lumpkin, Jr.	46,479	634,904	67,575	895,382	1,818,457
Timothy D. Merrifield	46,479	634,904	61,425	813,894	1,652,960
Tony Oviedo	46,479	634,904	67,575	895,382	1,818,457
(1)    The value realized upon vesting was calculated utilizing the closing market price of our shares of Class A Common Stock on the NYSE on the vesting date.
Pension Benefits
    We maintain a 401(k) Plan for our employees, includes our NEOs, but at this time we do not sponsor or maintain a pension plan for any of our employees.
Nonqualified Deferred Compensation
    We do not provide a nonqualified deferred compensation plan for our employees at this time.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Anderson, President and Chief Executive Officer during 2022. For 2022, our last completed fiscal year:
•    the median employee’s total annual compensation for 2022 was $126,200; and
•    the annual total compensation of Mr. Anderson was $4,257,837.
Based on this information, for 2022 the ratio of the annual total compensation of Mr. Anderson to the median of the annual total compensation of all employees was 34 to 1.
To identify the median of the total annual compensation of all our employees, we utilized a determination date of December 31, 2022, a date within the last three months of the 2022 fiscal year. For purposes of reporting annual total compensation and the ratio of annual total compensation of Mr. Anderson to the median employee, both Mr. Anderson and the median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”), calculated in accordance with SEC rules, and certain Company financial performance measures for the fiscal years listed below.
This disclosure was prepared in accordance with the requirements of Item 402(v) and does not necessarily reflect the value actually realized by our NEOs, how our NEOs’ compensation relates to Company performance, or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For example, the Compensation Committee does not use CAP as a basis for making compensation decisions. Please refer to our Compensation Discussion &

Analysis section for a complete description of how NEO compensation relates to Company performance and how the Compensation Committee makes its compensation decisions.
The information provided under this Pay Versus Performance section will not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

					Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO (1)	Compensation actually paid to PEO (1)(2)	Average summary compensation table total for non-PEO NEOs (3)	Average compensation actually paid to non-PEO NEOs (3)(4)	Total shareholder return (5)	Peer group total shareholder return (5)	Net income (loss) ($ in 000s) (6)	Adjusted EBITDAX ($ in 000s) (7)
2022	$4,257,837	$10,324,950	$2,655,733	$6,091,081	$224.80	$149.94	$650,617	$1,107,759
2021	$3,249,700	$10,909,821	$2,010,950	$6,337,733	$172.83	$104.20	$61,506	$247,880
2020	$4,096,325	$2,452,214	$2,452,765	$1,532,239	$84.20	$63.15	$(29,434)	$144,246
	$606,565	$(130,003)
(1)Summary Compensation Table Total for Principal Executive Officer (“PEO”) and Compensation Actually Paid to PEO include the following PEOs for each year shown:
•2022 and 2021: Robert J. Anderson.
•2020: Robert J. Anderson (top row), who was appointed as our President and Chief Executive Officer commencing April 1, 2020, and Frank A Lodzinski (bottom row) who resigned from the CEO role on that date but continues to serve in his role as Executive Chairman.
(2)The dollar amounts reported in this column represent the amount of CAP to PEOs as computed in accordance with Item 402(v) of Regulation S-K and shown in the Total column of the Summary Compensation Table (“SCT”) on page 42. The dollar amounts do not reflect the actual amount of compensation earned by or paid to PEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to PEO total compensation for each year to determine the compensation actually paid:
Adjustments to Determine CAP to PEOs

Year	SCT Total	Deduction for Amounts Reported under the Stock Awards Column in our SCT	Year-end Fair Value of Unvested Awards Granted during the Year	Vesting Date Fair Value of Vested Awards Granted during the Year	Year-over-year Change in Fair Value of Unvested Awards Granted in Prior Years	Year-over-year Change in Fair Value as of Vesting Date of Vested Awards Granted in Prior Years	Fair Value at Prior Year-end of Awards Forfeited during the Year	CAP Total
2022	$4,257,837	$(2,943,703)	$2,479,480	$260,095	$5,259,905	$1,011,336	$—	$10,324,950
2021	$3,249,700	$(2,284,800)	$5,186,440	$268,520	$3,980,580	$509,381	$—	$10,909,821
2020 *	$4,096,325	$(3,363,125)	$2,024,835	$104,332	$(190,363)	$(219,790)	$—	$2,452,214
	$606,565	$(294,065)	$—	$178,723	$(287,543)	$(333,683)	$—	$(130,003)
*Includes Mr. Anderson (top row) and Mr. Lodzinski (bottom row).
(3)Summary Compensation Table Total for Non-PEO NEOs and Compensation Actually Paid to Non-PEO NEOs include the following NEOs for each year shown:
•2022: Steven Collins, Mark Lumpkin, Timothy Merrifield, and Tony Oviedo.
•2021: Frank A. Lodzinski, Steven Collins, Mark Lumpkin, Timothy Merrifield, and Tony Oviedo.
•2020: Steven Collins, Mark Lumpkin, Timothy Merrifield, and Tony Oviedo.
(4)The dollar amounts reported in this column represent the average amount of CAP to the NEOs as a group (excluding Mr. Anderson and Mr. Lodzinski (for 2020), where applicable) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding Mr. Anderson and Mr. Lodzinski (for 2020), where applicable) for each year to determine the compensation actually paid using the same methodology described above in footnote (2):
Adjustments to Determine CAP to Non-PEO NEOs

Year	SCT Total	Deduction for Amounts Reported under the Stock Awards Column in our SCT	Year-end Fair Value of Unvested Awards Granted during the Year	Vesting Date Fair Value of Vested Awards Granted during the Year	Year-over-year Change in Fair Value of Unvested Awards Granted in Prior Years	Year-over-year Change in Fair Value as of Vesting Date of Vested Awards Granted in Prior Years	Fair Value at Prior Year-end of Awards Forfeited during the Year	CAP Total
2022	$2,655,733	$(1,710,766)	$1,440,975	$151,159	$3,005,660	$548,320	$—	$6,091,081
2021	$2,010,950	$(1,305,600)	$2,963,680	$153,440	$2,233,788	$281,475	$—	$6,337,733
2020	$2,452,765	$(1,921,565)	$1,156,897	$59,573	$(102,710)	$(112,721)	$—	$1,532,239
(5)TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table is the SPDR S&P Oil & Gas Exploration & Production ETF (“XOP”), which is the same peer group as for the Shareholder Return Performance Presentation in our Annual Report on Form 10-K for the year ended December 31, 2022.
(6)Reflects “Net Income” in our Statements of Operations included in our Annual Report on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
(7)Reflects “Adjusted EBITDAX” as presented in Annex A.
Performance Measure
The following sets forth an unranked list of the performance measures which we view as the “most important” measures for linking our NEOs’ compensation actually paid to Company performance.
•Production (Boepd)
•Adjusted EBITDAX
•Free Cash Flow
•Lease Operating Expense (LOE) + Cash G&A Costs ($/Boe)
•Discounted Return on Investment (DROI)
•Stock Price Performance

Relationship Between CAP and Performance Measures
The illustrations below provide a graphical presentation of the relationship between Compensation Actual Paid (as calculated in accordance with SEC rules) and the information presented in the Pay versus Performance table.

CAP vs Net Income
PEO CAP
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$(2,000,000)
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$(100,000)
Net Income
(in thousands)
2020
2021
2022
Former PEO CAP
Current PEO CAP
Non-PEO CAP
Net income (loss)

CAP vs ADJUSTED EBITDAX
PEO CAP
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$-
$(2,000,000)
Adjusted EBITDAX (in thousands)
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
2020
2021
2022
Former PEO CAP
Current PEO CAP
Non-PEO CAP
Adjusted EBITDAX

Employment Contracts and Potential Payments Upon a Termination of Employment or a Change in Control

We do not have any employment agreements with any of our named executive officers. The RSU agreements and Performance Unit agreements under which we have granted RSU awards and Performance Unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon the death or disability of the named executive officer, upon termination of employment by the Company without cause or termination of employment by the named executive officer for “good reason” and upon a change in control of the Company.

In order to encourage our officers to consider and pursue all reasonable opportunities to improve stockholder value, including but not limited to a merger or sale of the Company, we adopted a Change in Control and Severance Benefit Plan, as amended and restated (the “CIC Plan”), which provides for severance benefits to the Company’s named executive officers (and certain other officers and key employees). Pursuant to the CIC Plan, following a change in control and during the “protection period,” which period extends from the date of the change in control until the date 18 months (24 months for the CEO) following the occurrence of a change in control, if the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for a CIC good reason (i.e. a double-trigger), the named executive officer is entitled to (1) 200% (300% for the CEO) of the executive’s annual base salary; (2) 200% (300% for the CEO) of the greatest of (i) the executive’s annual bonus during the prior year, (ii) the executive’s annual bonus two years prior to termination date, and (iii) the executive’s current target bonus (the “AIP Amount”); (3) of the executive's pro-rated AIP Amount (based on the number of days employed during the year of termination); and (4) reimbursement of 18 months (24 months for the CEO) of health benefits.

Pursuant to the CIC Plan, in the event the named executive officer’s employment is terminated for death or disability, the named executive officer is entitled to (1) 150% of the executive’s annual base salary; (2) 150% of the AIP Amount; and (3) reimbursement of 18 months of health benefits for his or her estate.

Pursuant to the CIC Plan, if the named executive officer’s employment with the Company is terminated by the Company without cause or by the named executive officer for a good reason and not during the protection period, the named executive officer is entitled to receive (1) 100% (200% for the CEO) of the executive’s annual base salary, (2) 100% (200% for the CEO) of the executive’s pro-rated AIP Amount (based on the number of days employed during the year of termination), and (3) reimbursement of 12 months (18 months for the CEO) of health benefits.

Equity Compensation Plan Information

The following table provides information related to our Class A Common Stock which may be issued under our existing equity compensation plans as of December 31, 2022, including the 2014 Plan:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders:	3,486,063(1)	-(2)	4,233,203
Equity compensation plans not approved by security holders:	-	-	-
Total	3,486,063(1)	-	4,233,203

(1)    Includes 869,978 shares of Class A Common Stock underlying outstanding RSU awards. Includes 2,616,085 shares of Class A Common Stock underlying outstanding Performance Unit awards; however, the actual number of shares of Class A Common Stock that may be issued could vary from 0% to 200%.
(2)    The outstanding RSU awards do not have an exercise price.

INDEPENDENT PUBLIC ACCOUNTANTS

Moss Adams has served as our independent registered public accountant since March 30, 2018.

Fees Paid to Moss Adams LLP

The following is a summary and description of fees for services provided by Moss Adams in 2022 and 2021 to the Company.

Services	2022	2021
Audit Fees (1)	$1,577,750	$994,650
Audit-Related Fees	—	—
Tax Fees (2)	285,000	102,179
All Other Fees	—	—
Total	$1,862,750	$1,096,829

(1)
Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services normally provided in connection with regulatory filings or engagements.

(2)	Tax Fees include professional services for tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval Policies and Procedures

To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown above in the table, which were paid to our independent auditors, 100% were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Our Audit Committee is comprised of independent directors and reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board. Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated audited financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated audited financial statements.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Earthstone Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

AUDIT COMMITTEE
Jay F. Joliat (Chair)
Phillip D. Kramer
Zachary G. Urban

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Earthstone Energy, Inc. specifically incorporates the Report by reference therein.)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Warburg Pincus, LLC

Warburg Pincus, LLC and its affiliates (“Warburg”) beneficially own approximately 9.2% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock as of the record date. Warburg has various investment funds that it manages. Those investment funds make investments in entities with which the Company may interact in the normal course of business.

Chisholm Purchase and Sale Agreement

On February 15, 2022, Earthstone, EEH, and Chisholm Energy Operating, LLC (“OpCo”) and Chisholm Energy Agent, Inc. (“Agent” and collectively with OpCo, “Chisholm”), collectively as seller, consummated the transactions contemplated in the Purchase and Sale Agreement dated December 15, 2021 by and among Earthstone, EEH and Chisholm (the “Chisholm Purchase Agreement”). At the closing of the Chisholm Purchase Agreement, among other things, EEH acquired (the “Chisholm Acquisition”) interests in oil and gas leases and related property of Chisholm located in Lea County and Eddy County, New Mexico, for a purchase price (the “Chisholm Purchase Price”) of approximately $314.0 million in cash, net of preliminary and customary purchase price adjustments, and 19,311,582 shares (the “Chisholm Acquisition Shares”) of Class A Common Stock, net of adjustments. Warburg owned approximately 78% of the equity interests (and approximately 68% after accounting for incentive equity awards) of Chisholm Energy Holdings, LLC (the parent entity of Chisholm) and received its proportion of the Chisholm Purchase Price.

Warburg Registration Rights Agreement

On February 15, 2022, at the closing of the Chisholm Purchase Agreement, Earthstone and OpCo entered into a registration rights agreement (the “Chisholm Registration Rights Agreement”) relating to the Chisholm Acquisition Shares. Chisholm made a pro rata distribution to its members and Warburg received 13,151,846 of the Chisholm Acquisition Shares. On July 5, 2022 , a registration statement on Form S-3 with respect to the resale of the Chisholm Acquisition Shares was filed with the SEC and became automatically effective upon filing. The Company will cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until the earlier of (i) all Chisholm Acquisition Shares have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act, until the distribution of the Class A Common Stock does not require registration under the Securities Act, or until there are no longer any such registrable shares of Class A Common Stock issued in connection with the Chisholm Purchase Agreement outstanding or (ii) three years after the closing of the Chisholm Purchase Agreement, subject to certain permitted extensions.

Warburg Voting Agreement

On January 7, 2021, in connection with the closing of the Purchase and Sale Agreement dated as of December 17, 2020, by and among Earthstone, Earthstone Energy Holdings, LLC, Independence Resources Holdings, LLC and Independence Resources Manager, LLC (the “IRM Purchase Agreement”), Warburg, EnCap and Earthstone entered into a voting agreement (the “Warburg Voting Agreement”) containing provisions by which Warburg will have the right to appoint one director to the Board. Warburg’s right to appoint one director will terminate when Warburg, no longer owns: (i) 8% of the outstanding Class A Common Stock or (ii) 10% or more of the outstanding Class A Common Stock as a result of a sale by Warburg. Warburg nominated David S. Habachy and the Board appointed Mr. Habachy as a Class II director who will hold office until the Annual

Meeting. Mr. Habachy’s employment with Warburg ended on July 29, 2022. On February 15, 2022, the Warburg Voting Agreement was amended and restated (the “Warburg AR Voting Agreement”) in connection with the closing of the Chisholm Purchase Agreement. The Warburg AR Voting Agreement provides that the shares of Class A Common Stock received by Warburg at the closing of the Chisholm Purchase Agreement will be included in the Warburg Voting Agreement. On August 1, 2022, Earthstone, EnCap, and Warburg entered into the First Amendment to the Warburg AR Voting Agreement which amended the Warburg AR Voting Agreement to eliminate the right of Warburg to designate a director to the Board.

Warburg Repurchase

On October 11, 2022, Earthstone repurchased an aggregate of 3,000,000 shares of Class A Common Stock, held by affiliates of Warburg in a private transaction, for an aggregate purchase price of approximately $43.7 million, or $14.58 per share (the “Repurchase”). Additionally, on October 11, 2022, affiliates of Warburg sold 3,750,000 shares of Class A Common Stock to an unrelated party for $14.58 per share (collectively with the Repurchase, the “Warburg Sales”). Immediately preceding the Warburg Sales, Warburg owned approximately 18.7% of the outstanding Class A Common Stock and 14.1% of the Class A Common Stock and Class B Common Stock combined. Immediately following the Warburg Sales and through December 31, 2022, Warburg owned approximately 12.3% of the Class A Common Stock and 9.3% of the Class A Common Stock and Class B Common Stock combined.

EnCap Investments L.P.

EnCap and its affiliates beneficially own approximately 39.9% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock as of the record date. EnCap has various investment funds that it manages. Those investment funds make investments in entities with which the Company interacts in the normal course of business.

Private Placement

On April 14, 2022, Earthstone issued 280,000 shares (the “PIPE Shares”) of its newly authorized Series A convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), in a private placement pursuant to the terms of that certain Securities Purchase Agreement dated as of January 30, 2022 (the “SPA”), by and among Earthstone, EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), an affiliate of EnCap, and Cypress Investments, LLC (“Cypress” and collectively with EnCap Fund XI, the “Investors”), a fund managed by Post Oak Energy Capital, LP (“Post Oak”), in exchange for gross proceeds of $280.0 million in cash. EnCap Fund XI purchased 220,000 shares of Preferred Stock and Cypress purchased 60,000 shares of Preferred Stock. The Preferred Stock had the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, as are set forth in the Certificate of Designations for such Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate”). The net proceeds of the private placement were used to fund a portion of the purchase price for oil and natural gas leases and related property in the Midland Basin, Texas, which the Company acquired from Bighorn Asset Company, LLC (“Bighorn”) on April 14, 2022 pursuant to that certain Purchase and Sale Agreement dated as of January 30, 2022 (the “Bighorn Purchase Agreement”) by and among Earthstone, EEH and Bighorn. Each share of Preferred Stock was convertible into a number of shares of Class A Common Stock determined by dividing the liquidation preference of the Preferred Stock, which was equal to the liquidation price plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. No dividend was paid on the Preferred Stock. On January 30, 2022, Earthstone received written consent for the conversion feature of the Preferred Stock and the issuance of the Class A Common Stock issuable upon conversion of the Preferred Stock from stockholders representing more than 50% of Earthstone’s outstanding Common Stock. The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of Class A

Common Stock. On July 6, 2022, the Preferred Stock automatically converted into 25,225,225 shares of Class A Common Stock. On July 15, 2022, the Company filed a Certificate of Elimination (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware eliminating all provisions of the Certificate. Effective upon the filing of the Certificate of Elimination, all matters set forth in the Certificate were eliminated from the Certificate of Incorporation.

EnCap Registration Rights Agreement

On April 14, 2022, at the closing of the SPA, Earthstone, EnCap Fund XI and Cypress entered into a registration rights agreement (the “PIPE Registration Rights Agreement”) relating to the shares (the “PIPE Class A Shares”) of Class A Common Stock issued upon conversion of the PIPE Shares. On July 15, 2022, a registration statement on Form S-3 with respect to the resale of the PIPE Class A Shares was filed with the SEC and became automatically effective upon filing. Earthstone agreed to cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until the earlier of (i) all such shares of PIPE Class A Shares have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act, until the distribution of the Class A Common Stock does not require registration under the Securities Act, or until there are no longer any such registrable shares of PIPE Class A Shares outstanding or (ii) three years after the closing of the SPA, subject to certain permitted extensions.

Post Oak Energy Capital, LP
    On April 14, 2022, at the closing of the SPA, Earthstone, Warburg, EnCap and Cypress entered into a voting agreement (the “Post Oak Voting Agreement”) containing provisions by which Cypress has the right to designate one director to the Board. Cypress’ right to designate one director will terminate upon the later to occur of (i) Cypress and its affiliates, in the aggregate, no longer own: at least 5.5% of the outstanding Common Stock, and (ii) the one-year anniversary of the Post Oak Voting Agreement. Cypress designated Mr. Frost W. Cochran and the Board appointed Mr. Cochran as a Class II director.

    Additionally, Cypress is a party to the PIPE Registration Rights Agreement as discussed above.

Exchange Right

In accordance with the terms of the EEH LLC Agreement, the EEH Common Unit Holders generally have the right to exchange their EEH Common Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock (the “Exchange Right”) at an exchange ratio of one share of Class A Common Stock for each EEH Common Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As an EEH Common Unit Holder exchanges its EEH Common Units, our interest in EEH will be correspondingly increased.

Policies and Procedures for Approval of Related Party Transactions

Our officers and directors are required to obtain approval from our Conflicts Committee for any proposed related party transaction involving EnCap that would be subject to our Covered Transactions Policy and any Related Person Transaction. Any related party transaction that is not subject to our Covered Transactions Policy or a Related Person Transaction will require the prior approval of the Audit Committee. In addition, our Code Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth examples of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials? We are providing this proxy statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting, or at any postponements or adjournments thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you submit your proxy to ensure that your shares are voted at the Annual Meeting using one of the other voting methods described in this proxy statement.

Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible in order to ensure your representation at the Annual Meeting.

Who Can Vote at the Annual Meeting? You are entitled to vote your Class A Common Stock and Class B Common Stock if our records show that you held your shares as of the record date, April 13, 2023. At the close of business on that date, 106,197,674 shares of Class A Common Stock and 34,259,641 shares of Class B Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on the matters submitted for a vote at the Annual Meeting. The Class A Common Stock and the Class B Common Stock vote together as one class. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

How do I vote? If your shares are held through a broker, bank or other nominee (held in “street name”), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares in your own name as a holder of record with our transfer agent, Direct Transfer, LLC, you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions.

What happens if I do not give specific voting instructions? If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: FOR each director nominee, FOR the ratification of the appointment of Moss Adams as our independent registered public accounting firm, and FOR the Charter Amendment to our Certificate of Incorporation and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the Annual Meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your shares at the adjournment as well.

How do I revoke my proxy? If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date. Attending the Annual Meeting alone (i.e. without voting your shares in person at the Annual Meeting) will not revoke a proxy.

How Votes Are Counted? A quorum is required to transact business at our Annual Meeting. The holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. In addition, shares that constitute broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may vote for or you may withhold your vote on each nominee for election to the Board. You may either vote for, against or abstain on each of the other proposals. Broker non-votes and abstentions will have no impact on the election of nominees to the Board, as they are not counted as votes cast. Both broker non-votes and abstentions will have the effect of a vote AGAINST the Charter Amendment to our Certificate of Incorporation The proposal to ratify the appointment of Moss Adams as our independent registered public accounting firm for 2023 is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held in street name by your broker. Abstentions will have no impact on the ratification of the appointment of Moss Adams, as they are not counted as votes cast. The election of directors and the Charter Amendment to our Certificate of Incorporation are not considered routine under the rules and regulations of the primary trading markets applicable to most brokers. As a result, brokers do not have the ability to vote shares held in street name with respect to such proposals unless the broker has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held in street name by a broker, so that your vote with respect to such proposals is counted.

Election of Directors. In the election of directors, the Class II director nominees receiving the highest number of votes cast for in their favor will be elected as Class II directors to our Board of Directors up the maximum number of seats available, assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

Ratification of Appointment of Moss Adams LLP as Our Independent Registered Public Accounting Firm. Approval of the appointment of Moss Adams as our independent registered public accounting firm requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter; provided that a quorum is present.

Approval of the Charter Amendment to our Certificate of Incorporation. Approval and adoption of the Charter Amendment to our Certificate of Incorporation requires the affirmative vote of the holders of 66-2/3% of the issued and outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class. Both broker non-votes and abstentions will have the effect of a vote AGAINST the Charter Amendment to our Certificate of Incorporation.

How does the Board recommend that I vote? THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE CHARTER AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

When are stockholder proposals due for the 2024 Annual Meeting? In order to submit stockholder proposals for the 2024 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in The Woodlands, Texas, no later than December 29, 2023. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2024 Annual Meeting of Stockholders must provide notice of such business or nomination to the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2024 Annual Meeting (provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred (100) days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such public disclosure of the date of the meeting was made). Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals and nominations (including the notice with respect thereto) must also meet the other requirements set forth in our Bylaws.

These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

What is “householding” and how does it affect me? Only one proxy statement and annual report may be delivered to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our proxy materials as a result of householding, requests for additional copies should be directed to our Corporate Secretary by writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your proxy materials at a single address and would like to request delivery of a single copy in the future, you may contact our Corporate Secretary as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

Annual Report on Form 10-K. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and this Notice of the 2023 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/ESTE. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K, as filed with the SEC for our fiscal year ended December 31, 2022. Any such request should be directed to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246.

Incorporation by Reference. To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act, or the Exchange Act, the sections of this proxy statement entitled “Pay Versus Performance”, “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

ANNEX A
Reconciliation of Non-GAAP Financial Measures
Unaudited
The non-GAAP financial measures of Adjusted EBITDAX, Free Cash Flow, PV-10, Leverage and All-in Cash Costs, as defined and presented below, are intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, these non-GAAP measures should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.

I. Adjusted EBITDAX

The non-GAAP financial measure of Adjusted EBITDAX (as defined below), as calculated by us below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with GAAP. Further, this non-GAAP measure should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of financial position or results of operations. Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

We define “Adjusted EBITDAX” as net income (loss) plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties, net; exploration expense; unrealized (gain) loss on derivative contracts; stock-based compensation (non-cash and expected to settle in cash); and income tax expense.

Our Adjusted EBITDAX measure provides additional information that may be used to better understand our operations. Adjusted EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, Adjusted EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDAX for the periods indicated:

($000s)	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income	$185,157	$69,055	$650,617	$61,506
Accretion of asset retirement obligations	789	149	2,652	1,065
Depletion, depreciation and amortization	110,144	28,874	301,813	106,367
Interest expense, net	23,890	3,128	66,821	10,796
Transaction costs	(3,870)	1,969	8,248	4,875
Loss (gain) on sale of oil and gas properties, net	903	2	(13,900)	(738)
Exploration expense	152	15	2,492	341
Unrealized (gain) loss on derivative contracts	(42,163)	(30,460)	(70,769)	40,795
Stock-based compensation(1)	20,257	10,393	35,369	21,014
Income tax expense	42,743	2,202	124,416	1,859
Adjusted EBITDAX	$338,002	$85,327	$1,107,759	$247,880

(1)    Consists of expense for non-cash equity awards and cash-based liability awards that are expected to be settled in cash. No cash-based liability awards were settled in cash during 2021. On February 8, 2023, cash-based liability awards were settled in the amount of $14.5 million. On February 9, 2022, cash-based liability awards were settled in the amount of $8.1 million. Stock-based compensation is included in General and administrative expense in the Condensed Consolidated Statements of Operations.

II. Free Cash Flow

Free cash flow is a measure that we use as an indicator of our ability to fund our development activities. We define free cash flow as Adjusted EBITDAX (defined above), less interest expense, less accrual-based capital expenditures.

($000s)	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Adjusted EBITDAX	$338,002	$85,327	$1,107,759	$247,880
Interest expense, net	(23,890)	(3,128)	(66,821)	(10,796)
Current portion of income tax benefit (expense)	2,271	—	(1,811)	—
Capital expenditures (accrual basis)	(181,884)	(53,702)	(530,596)	(130,492)
Free Cash Flow	$134,499	$28,497	$508,531	$106,592

III. PV-10

The non-GAAP financial measure of PV-10, as defined and presented below, is intended to provide readers with meaningful information that supplements the Company’s financial statements prepared in accordance with GAAP.

PV-10 is derived from the standardized measure of discounted future net cash flows (“Standardized Measure”), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company’s estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of the Company’s oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company uses this measure when assessing the potential return on investment related to its oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. The Company’s PV-10 measure and the Standardized Measure do not purport to present the fair value of its oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of the Company’s estimated proved properties to the Standardized Measure as of December 31, 2022 (in thousands):

SEC Present value of estimated future net revenues (PV-10)	$7,789,619
Future income taxes, discounted at 10%	(1,065,118)
Standardized measure of discounted future net cash flows	$6,724,501

This summary of proved developed and undeveloped reserve volumes and values as shown in the table below are based on management estimates and has been prepared as of January 1, 2023, utilizing NYMEX strip benchmark prices and basis differentials as of December 30, 2022, and in regard to PV‐10, discounting cash flows at a rate of 10%.

($ in thousands)	PV-10 Value
Proved Developed	$3,615,486
Proved Undeveloped	947,306
Total Proved	$4,562,792

IV. Leverage

We define “Leverage” for the year ended December 31, 2022 as Total Debt divided by Annualized 4Q22 Adjusted EBITDAX. Total debt is defined as Long-term debt as presented in the consolidated balance sheet as of December 31, 2022.

V. All-in Cash Costs

We define “All‐in cash costs” as the sum of LOE, ad valorem & production taxes, transportation expense, and expensing of capitalized & non‐capitalized cash G&A and interest expense expressed on a per Boe basis.

ANNEX B

CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
EARTHSTONE ENERGY, INC.

Earthstone Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the existing Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and declaring said amendment to be advisable. This amendment amends the Certificate of Incorporation as follows:

Article 7 of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“ARTICLE 7
LIABILITY OF DIRECTORS AND OFFICERS

7.1 General. To the fullest extent permitted by Section 102(b)(7) of the DGCL, the personal liability of a director or officer to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Company is eliminated, provided that such provision shall not limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

7.2 Amendment. No amendment, modification or repeal of this Article 7, nor the adoption of any provision of the Company’s Third Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.”

2. That the requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with the Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation as of [ * ], 2023.

EARTHSTONE ENERGY, INC.

By: _________________________________
Name: Robert J. Anderson
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]

ANNEX C
Form of Proxy

**EARTHSTONE ENERGY, INC.**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

ANNUAL MEETING OF STOCKHOLDERS – JUNE 8, 2023 AT 10:00 AM CDT

**CONTROL ID:**
**REQUEST ID:**

The undersigned hereby appoints Robert J. Anderson and Tony Oviedo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of Class A Common Stock and Class B Common Stock of Earthstone Energy, Inc. ("Earthstone") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 8, 2023, at 10:00 a.m., Central Daylight Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Your vote is very important. Thank you for voting.**

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

**VOTING INSTRUCTIONS**

**If you vote by phone or internet, please DO NOT mail your proxy card.**

| | | |
|---|---|---|
| MAIL: | Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope. |
| INTERNET: | https://www.iproxydirect.com/ESTE |
| PHONE: | 1-866-752-VOTE(8683) |

← **Please ensure you fold then detach and retain this Proxy** →

ANNUAL MEETING OF THE STOCKHOLDERS OF EARTHSTONE ENERGY, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends a vote FOR ALL of the listed nominees and FOR Proposals 2 and 3.

Proposal 1 →	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Election of Class II Director Nominees:	☐	☐	
Frost W. Cochran			☐
David S. Habachy			☐
Brad A. Thielemann			☐
Zachary G. Urban			☐

CONTROL ID:
REQUEST ID:

Proposal 2 →	FOR	AGAINST	ABSTAIN
Ratification of the appointment of Moss Adams LLP as Earthstone's independent registered public accounting firm for 2023.	☐	☐	☐

Proposal 3 →	FOR	AGAINST	ABSTAIN
To approve and adopt an amendment to Earthstone's Third Amended and Restated Certificate of Incorporation to provide for the exculpation of Earthstone's officers.	☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 8, 2023: The Notice, Proxy Statement and Form 10-K are available at www.iproxydirect.com/ESTE.

NOTE: In their discretion, Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____
____
____

IMPORTANT: Please print your name and sign exactly as your name appears in the records of Earthstone. When shares are held by joint tenants, both should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a company, please provide the full name of the company and a signature from a duly authorized officer, giving the officer's full title as such. If your shares are held at a brokerage house, please indicate in the space provided the name of the brokerage house and the number of shares held.

Dated: ____________________, 2023

____
(Print Name of Stockholder and/or Joint Tenant)

____
(Signature of Stockholder)

____
(Second Signature if held jointly)